      As filed with the Securities and Exchange Commission on July 2, 2001
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                            SOLA INTERNATIONAL INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                    3851                    94-3189941
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial            Identification No.)
     jurisdiction of         Classification Code
     incorporation or              Number)
      organization)

                              1290 Oakmead Parkway
                                   Suite 230
                          Sunnyvale, California 94085
                                 (408) 735-1982
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                 Steven M. Neil
         Executive Vice President, Finance and Chief Financial Officer
                              1290 Oakmead Parkway
                                   Suite 230
                          Sunnyvale, California 94085
                                 (408) 735-1982
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                    Copy to:
                                George C. McKann
                           Gardner, Carton & Douglas
                             321 North Clark Street
                                   Suite 3400
                            Chicago, Illinois 60610
                                 (312) 644-3000
                                ---------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                              Proposed        Proposed
 Title of each class of       Amount          maximum          maximum       Amount of
    Securities to be           to be       offering price     aggregate     registration
       registered           registered       per share     offering price      Fee(1)
----------------------------------------------------------------------------------------
11% Senior Notes due
 2008(2)...............  (Euro)205,000,000                (Euro)205,000,000
                           $176,730,500         100%        $176,730,500      $44,183
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) The 11% Senior Notes are denominated in euros. Euro amounts have been translated into U.S. Dollars at (Euro)1=$0.8621, which was the noon buyer rate in New York City for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on June 27, 2001.
                                ---------------
   The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion, Dated July 2, 2001

PROSPECTUS

                            SOLA INTERNATIONAL INC.

                               (Euro)205,000,000

                               Offer to Exchange
                         new 11% Senior Notes due 2008
                 for all outstanding 11% Senior Notes due 2008

The new notes:

  . will be freely tradeable and otherwise substantially identical to the outstanding notes, except that the registration rights and related liquidated damages provisions and the U.S. transfer restrictions applicable to the outstanding notes will not be applicable to the new notes;

  . will accrue interest from the last interest payment date on which interest was paid on the outstanding notes, or if no interest has been paid on the outstanding notes, from the issue date of the outstanding notes, at the rate of 11% per annum, payable semi-annually in arrears on each September 15 and March 15, beginning with the first interest payment date following the consummation of the exchange offer;

  . will be unsecured and will rank equally with the outstanding notes and our other senior unsecured debt; and

  . will not be listed on any U.S. exchange or on any automated dealer quotation system, but may be listed on the Luxembourg Stock Exchange if our application for listing of the new notes is approved by that exchange.

The exchange offer:

  . expires at 5:00 p.m., London time, on      , 2001, unless extended by us;
    and

  . is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered.

In addition, you should note that:

  . subject to the satisfaction or waiver of specified conditions, all outstanding notes that are validly tendered, not validly withdrawn and accepted by us will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933;

  . tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer;

  . the exchange of outstanding notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes; and

  . we will not receive any proceeds from the exchange offer.

  You should consider carefully the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

INCORPORATION OF DOCUMENTS BY REFERENCE.....................................   i
ABOUT THIS PROSPECTUS.......................................................   i
FORWARD-LOOKING STATEMENTS..................................................   i
FINANCIAL STATEMENT AND CURRENCY PRESENTATION...............................  ii
MARKET SHARE AND INDUSTRY DATA..............................................  ii
PROSPECTUS SUMMARY..........................................................   1
RISK FACTORS................................................................  13
USE OF PROCEEDS.............................................................  18
EXCHANGE RATE INFORMATION...................................................  18
SELECTED HISTORICAL FINANCIAL DATA..........................................  19
CAPITALIZATION..............................................................  21
THE EXCHANGE OFFER..........................................................  22
THE EXCHANGE AGENT..........................................................  29
DESCRIPTION OF THE NOTES....................................................  30
OUTSTANDING NOTES REGISTRATION RIGHTS AGREEMENT.............................  65
DESCRIPTION OF BOOK-ENTRY SYSTEM............................................  66
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....................  69
PLAN OF DISTRIBUTION........................................................  69
GENERAL LISTING INFORMATION.................................................  71
LEGAL MATTERS...............................................................  72
EXPERTS.....................................................................  72
WHERE YOU CAN FIND MORE INFORMATION.........................................  72

   Our trademarks, service marks and trade names include AO b'Active, AO Compact, Contour, Enigma, Finalite 1.6, Matrix, Percepta, SOLAMax, Spectralite, Visuality and ViZio, among others. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission (SEC), which means that we can disclose important business and financial information to you by referring you to documents not included in or delivered with this prospectus. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus our annual report on Form 10-K for the year ended March 31, 2001 that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the new notes is completed.

   As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the new notes. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site. See "Where You Can Find More Information."

   You may obtain, without charge, a copy of any documents incorporated by reference into this prospectus by writing to or telephoning us at the following address:

                            Sola International Inc.
                             Attn: Jeff Cartwright
                              1290 Oakmead Parkway
                                   Suite 230
                          Sunnyvale, California 94085
                           Telephone: (408) 735-1982
                           Facsimile: (408) 735-7407

To ensure timely delivery, please make your request as soon as practicable and,
in any event, no later than     , 2001, which is five business days prior to
the expiration of the exchange offer.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we filed with the SEC relating to the new notes. We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging their outstanding notes for new notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

                           FORWARD-LOOKING STATEMENTS

   Certain of the matters discussed in this prospectus or in the information incorporated by reference may constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this prospectus that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all relevant factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under "Risk Factors," as well as changes in the regulation of the spectacle lens industry at either or both of the federal and state levels, competitive pressures in the spectacle lens industry and our response to these factors, and general conditions in the economy and capital markets.

   All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

                 FINANCIAL STATEMENT AND CURRENCY PRESENTATION

   In this prospectus, unless otherwise indicated all financial information presented has been prepared in accordance with United States of America generally accepted accounting principles (U.S. GAAP).

   Certain amounts and percentages included in this prospectus have been rounded and accordingly may not total.

                         MARKET SHARE AND INDUSTRY DATA

   Information regarding market share, market position and industry data, including growth rates, for our various business areas consists of estimates based on data and reports compiled by industry analysts for some of our major markets, which include Europe and the United States, our knowledge of our sales and markets and statements by our competitors.

   We have not independently verified market data provided by third parties or industry or general publications. Similarly, while we believe our internal research to be reliable, it has not been verified by any independent sources and we cannot assure you as to its accuracy.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the new notes. It likely does not contain all the information that is important to you or that you should consider in making a decision to exchange your outstanding notes for new notes.

   To understand all of the terms of this exchange offer and the new notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference into this prospectus. The terms "Sola," "we," "our," "ours" and "us" as used in this prospectus refer to "Sola International Inc." and its subsidiaries and predecessors as a combined entity unless otherwise indicated or the context otherwise requires.

   You should carefully consider the information set forth under the heading "Risk Factors." This prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. See "Forward-Looking Statements."

   The term "outstanding notes" refers to our 11% Senior Notes due 2008 that were issued on April 17, 2001. The term "new notes" refers to our new 11% Senior Notes due 2008 issuable in the exchange offer. The term "notes" refers to the outstanding notes and the new notes, collectively. The term "6 7/8% notes" refers to our 6 7/8% notes due 2008 that were issued on March 19, 1998.

Sola

   We are a leading global designer, manufacturer and distributor of a broad range of plastic and glass eyeglass lenses and hold a leading manufacturing and technology position in the fast growing plastic lens segment of the global spectacle lens market. We have sales offices in 30 countries worldwide and operate in most major regions of the world. We believe that we hold a top three market position in terms of volume of plastic eyeglass lenses sold in each major region where we operate, including North America, Europe and Rest of World (consisting primarily of Australia, Asia and South America). We focus our efforts on value-added products, including products with advanced design characteristics, lens coatings and treatments and thin and lightweight materials (e.g., polycarbonate). Approximately 68% of our annual net sales are represented by value-added products. For the fiscal year ended March 31, 2001, we generated net sales of $545.4 million and Adjusted EBITDA of $87.3 million.

   We market our spectacle lens products globally under the brands SOLA and American Optical (AO) and distribute them globally through three primary channels: (1) direct to national chain retail, (2) direct to retail outlets and
(3) wholesale distributors (e.g., independent processing laboratories). Additionally, in the U.S. we sell directly to managed care organizations, a rapidly growing segment of the spectacle lens market.

   Our business is organized into three primary markets: North America, Europe and Rest of World. For the fiscal year ended March 31, 2001, we generated approximately 45% of our net sales from North America, 33% from Europe and 22% from Rest of World.

  . North America is currently our largest market. We estimate that the total volume of eyeglass lenses (in pairs) sold in North America is approximately 110 million annually, and our share in terms of volume in this region is approximately 25%, representing the #2 position in the market. We estimate annual market growth of 1% to 3%. Our net sales in North America for the fiscal year ended March 31, 2001 were $245.4 million compared to $258.2 million in the prior year, a decrease of 4.9%. Using constant exchange rates, net sales decreased by 4.8%. The sales decline in the North American region occurred mostly in the second quarter due to temporarily limited distribution opportunities as a result of competitors' acquisitions of independent processing laboratories.

  . Europe is currently our second largest market. We estimate that the total volume of eyeglass lenses (in pairs) sold in Europe is approximately 95 million annually, and our share in terms of volume in this region is approximately 14%, representing the #2 position in the market. We estimate annual market growth of 3% to 5% in Western Europe and 6% to 8% in Eastern Europe. Our net sales in Europe for the fiscal year ended March 31, 2001 were $182.9 million compared to $179.0 million in the prior period, an increase of 2.2%. Using constant exchange rates, net sales increased by 13.6%. Net sales in the European region increased despite slowdowns in the United Kingdom and Germany. This sales growth represents significant share gains across the continent. These gains are attributable to strong sales of progressive lenses, particularly AO Compact, strengthened sales and marketing strategies, and the robust relationships developed by our prescription laboratories with customers in Italy, France and Belgium.

  . Rest of World is currently our third largest market. We estimate that the total volume of eyeglass lenses (in pairs) sold in this market is approximately 98 million annually, and our share in terms of volume in this region is approximately 17%, representing the #1 position in Australia and South America and the #2 or #3 position in Asia. We estimate annual market growth in developed countries in this market of 1% to 3% and in developing countries of 6% to 10%. Our net sales in Rest of World for the fiscal year ended March 31, 2001 were $117.1 million compared to $106.3 million in the prior period, an increase of 10.2%. Using constant exchange rates, net sales increased by 15.1%. Net sales in the Rest of World region increased as a result of the continued market recovery in Asia and South America, partially offset by lower sales in China and Southeast Asia.

   For more information concerning our geographic areas, see Note 17 of Notes to Consolidated Financial Statements incorporated by reference in this prospectus and "Risk Factors--Risk Factors Relating to Sola and the Industry-- We are subject to certain risks associated with our foreign operations," "--We concentrate a large part of our manufacturing operations in Tijuana, Mexico" and "--We conduct all of our foreign operations through subsidiaries and the payment of dividends by these entities may be restricted."

Strategic Initiatives

   Our organization has historically been managed on a decentralized basis with each operating unit having its own manufacturing facilities, distribution centers and inventory management systems. This decentralized approach resulted in excess manufacturing capacity, redundant facilities in high cost regions and excessive distribution centers. In the third quarter of fiscal 1999, we initiated a strategic operating review designed to streamline manufacturing and distribution, reduce operating costs worldwide and write-off inventory SKUs that were no longer being manufactured. In April 2000, we appointed Jeremy Bishop as our new President and Chief Executive Officer. Following his appointment, Mr. Bishop expanded the scope of our strategic cost cutting program and accelerated the implementation of our strategic initiatives begun in 1999. Following completion of the strategic initiatives, operations will consist of four primary and seven specialized manufacturing facilities, two primary research and development centers, 12 primary prescription laboratories and five primary distribution centers.

   The charges recorded for these initiatives from fiscal 1999 through the end of fiscal 2001, net of gains on asset sales, totaled approximately $167.7 million, including $39.5 million of associated inventory write-offs classified as cost of sales, with a corresponding cash impact of approximately $47.0 million. The non-cash charges relate primarily to the write-off of equipment and other assets, as well as the impairment of goodwill. The cash charges relate primarily to severance expenses and facility closures. We realized approximately $20.0 million of savings in fiscal year 2001 related to the initiatives implemented during fiscal 1999 and 2000, and we expect to generate additional savings of approximately $24.0 million annually beginning in fiscal year 2003 as a result of the actions taken in fiscal year 2001. Additionally, cash proceeds are anticipated from sales of land and buildings made redundant by these initiatives, approximately $6.8 million of which we realized in fiscal 2001.

   In addition to special charges, we incurred transition costs associated with executing our strategic initiatives. These costs totaled $17.5 million in fiscal 2001 and largely related to: (1) expenditures to execute the strategic actions (e.g., certain employee and facility costs); and (2) expenses incurred that will be eliminated upon completion of the strategic actions (e.g., manufacturing variances associated with the implementation of the strategic initiatives). We anticipate our strategic initiatives will be substantially implemented during fiscal 2002 and anticipate incurring associated transition costs of approximately $20 million in fiscal 2002.

Industry Overview

   According to the Jobson Optical Research Group, an independent research organization in the vision care industry, annual global sales of vision care products and services in 2000 were approximately $65-70 billion, with eyeglass frames and lenses representing approximately 75-80% of annual sales. The balance is estimated to have been equally distributed between sunglasses, contact lenses and laser surgery. The global spectacle lens market, the market in which we compete, is estimated at $25 billion annually.

   The U.S. vision care market is the single largest vision care market in the world, estimated by Jobson to be approximately $19.5 billion. According to industry sources, 164.0 million Americans, approximately 60% of the population, require some form of vision correction. According to Jobson, annual vision care sales in the U.S. spectacle lens market are estimated to be $16.5 billion and have grown at a compound annual growth rate of 3.7% since 1995. Approximately $8.3 billion of annual vision care sales are generated by sales of lenses and lens coatings and treatments.

Competitive Strengths

   We believe that our strong competitive position is attributable to a number of factors, including the following:

 Global Scope

   We currently sell our products to customers in over 50 countries worldwide and operate in most major regions of the world. Our geographically diverse customer base limits our dependence upon any particular customer or geographic region. Following completion of our strategic initiatives, our operations will consist of four primary and seven specialized manufacturing facilities, two primary research and development centers, 12 primary prescription laboratories and five primary distribution centers. In addition, we have sales offices in 30 countries worldwide. Our global scope, combined with our manufacturing and logistics capabilities, enables us to meet customer demand for delivery of a broad range of products efficiently, cost effectively and in a timely manner. Our primary brands, SOLA and AO, are recognized throughout the world. We believe global brand recognition is a significant advantage in the highly competitive spectacle lens market.

 Leading Market Position

   We believe that we hold a top three market position in terms of volume of plastic eyeglass lenses sold in most major regions of the world, including the #1 market position in Australia, Brazil, Italy, Portugal and the United Kingdom and the #2 market position in France and the U.S.

 Significant Sales of Valued-Added Products

   We focus our efforts on value-added products, which currently represent approximately 68% of our net sales. Value-added products are products with advanced design characteristics, lens coatings and treatments and thin and lightweight materials (e.g., polycarbonate). We believe our value-added products enable us to strengthen relationships with existing customers and develop relationships with new customers. Many of our value-added products are sold under global brand names developed under our two primary brands, SOLA and AO.

 Research and Development Expertise

   We believe that we are a technological leader in the plastic lens segment of the spectacle lens industry, with particular expertise in the development of new lens materials and designs. We have devoted significant resources to the research and development of new products and technology, with expenditures of $18.8 million in fiscal 1999, $20.0 million in fiscal 2000 and $14.9 million in fiscal 2001. The $5.1 million, or 25.8%, decrease in our research and development expenses was due in part to headcount reductions associated with the strategic initiatives (approximately 50 employees) as well as the impact of the strong U.S. dollar against non-U.S. dollar expenses. Over the last ten years, we have successfully developed and marketed a number of innovative products. Most notable are our progressive lens designs (lenses that have a continuous gradient of corrective power), including Percepta, Visuality, AO Compact and VIP, and our proprietary thin and lightweight materials, Spectralite and Finalite. These new products incorporate complex design features that differentiate them from our competitors' products. Sales of new products generally have experienced a higher growth rate and generated an above average gross profit per pair compared to other plastic lenses sold by us. Our technical expertise is demonstrated by our receipt of numerous Optical Laboratory Association awards for technical design excellence.

 Leading Position in the Growing Chain Retail and Managed Care Channels

   We believe that we hold the #1 market position in terms of volume of plastic lenses sold in the North American chain retail and managed care distribution channels. We have established our strong position in these channels by providing differentiated new products, timeliness of delivery and a commitment to product quality, technical support and product education. We work with most major retail chains in North America, including Wal-Mart Stores, Inc., LensCrafters and U.S. Vision, Inc. Our commitment to quality and customer service is evidenced by Wal-Mart selecting us as category manager for its optical lens business and as the only lens maker to be awarded the title of Supplier of the Year for 2000. In addition, our managed care customers include Kaiser Permanente and Vision Service Plan (VSP). Our managed care customers select us as their preferred spectacle lens supplier primarily because of our broad product portfolio and superior marketing support services.

 Strong Direct to Retail Business in Europe

   Although the U.S. market is the single largest spectacle market in the world, we benefit from our global diversity, and most specifically, from our strong operations in Europe. European operations have generated average annual sales growth of more than 10% over the past three fiscal years on a constant dollar basis. The significant growth of our European direct to retail business is due to our vertically integrated network of prescription laboratories. We have five primary prescription laboratories in Europe, which allow us to directly meet the needs of the eyecare professionals in markets where an independent wholesale channel generally does not exist. Additionally, we believe that these laboratories will enable us to penetrate new markets as we introduce new products that require advanced technical processing capabilities. Our European market share in terms of volume of plastic eyeglass lenses sold has consistently been strong over the past five years, and we believe that we maintain the #1 market share position in Italy, Portugal and the United Kingdom and the #2 position in France.

 Experienced Management Team

   Our senior management team, led by our recently appointed President and Chief Executive Officer, Jeremy C. Bishop, has over 100 years of combined vision care industry experience. Prior to his appointment as President and Chief Executive Officer in April 2000, Mr. Bishop served as President of American Optical Lens Company, a subsidiary of ours since its acquisition in 1996. Mr. Bishop joined American Optical in 1990 as Vice President of European Operations. Under Mr. Bishop's leadership, we have reduced annualized operating expenses by more than $20.0 million, completed a number of key strategic initiatives and improved our financial performance. Mr. Bishop and his senior management team have fostered a new culture geared toward continued cost reduction, cash flow generation, marketing and new product development.

Business Strategy

   Our strategy is to enhance our strong market position and to increase net sales and cash flow by capitalizing on our position as a leading manufacturer and distributor of plastic eyeglass lenses.

 Capitalize on Positive Demographic Trends Affecting the Vision Care Industry

   We believe that we are well positioned to benefit from the positive demographic changes expected to take place in our markets. According to the U.S. Census, middle series projections, the number of people in the age group 40-59 is expected to increase by 14% over the next five years, peaking in 2015. This age group is the group primarily affected by presbyopia. Presbyopia is a natural aging process that limits the eyes' ability to focus on near objects and is the principal driver behind the need for multi-focal vision correction. Our leading position in the design and manufacture of progressive lenses positions us favorably to realize the benefit of this demographic trend. We plan to focus on the further development and enhancement of our progressive lens designs.

 Focus on Marketing and Sales

   We develop and manage our marketing strategy on a centralized basis while employing local sales and marketing implementation and tactics. We differentiate our products from those of our competitors through lens designs, materials and coatings targeted to meet customer needs. We seek to expand our market share by developing brand recognition for our products, continuing to develop partnerships with chain retailers, expanding our direct to retail business through Sola Technologies, focusing marketing expenditures on target markets and accounts and marketing to customers the advantage of higher margin, value-added products. We continue to market our two primary brands, SOLA and AO, and to position them throughout the world. Our marketing efforts are intended to help us compete on the basis of quality and service rather than price.

 Introduce New Products

   We invest significant resources in the development of new and innovative products. Since 1998, we have successfully developed and marketed proprietary lens designs, including Percepta, Visuality and AO Compact. In fiscal year 2001, we successfully introduced additional new products including SolaMax and AO b'Active progressive lenses. In April 2001, we opened Sola Technologies, our first prescription laboratory in the U.S., with the introduction of our initial product, Enigma, in our Contour Optics category. We believe that Contour Optics offer superior performance and distinctive fashion features that will enable us to improve significantly our gross margins in single vision lenses and strengthen our ability to develop brand and customer loyalties.

 Improve Cash Flow Performance

   A primary focus of ours is the execution of key business fundamentals and on managing our business for improved financial performance, including cash flow generation. We have implemented strategic initiatives aimed at streamlining and standardizing our operations globally. The initiatives have the following major objectives:

  . to shift production of high-volume, standard products from higher cost manufacturing facilities in the U.S., Australia and Ireland to low-cost manufacturing sites in Mexico, China and Brazil;

  . to consolidate manufacturing expertise at fewer production facilities;

  . to standardize product specifications globally; and

  . to streamline distribution and logistics operations.

   We believe that these initiatives will result in continued cost reductions, lower working capital investment, a more efficient distribution network and improved cash flow while maintaining or improving our customer service levels. Other actions to improve profitability include developing global information technologies that enable us to manage global inventories and demand and monitoring manufacturing performance.

   Our principal executive offices are located at the following address:

                            Sola International Inc.
                              1290 Oakmead Parkway
                                   Suite 230
                              Sunnyvale, CA 94085
                                 (408) 735-1982

                         SUMMARY OF THE EXCHANGE OFFER

   On April 17, 2001, we completed the private offering of the outstanding notes in the aggregate principal amount of (Euro)205,000,000. In connection with the private offering, we entered into a registration rights agreement with the initial purchaser in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer for the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for new notes that are registered with the SEC but otherwise contain substantially identical terms. After this exchange offer expires, you will no longer be entitled to any exchange or registration rights for your outstanding notes.

   We summarize the terms of the exchange offer below.

The Exchange Offer........  We are offering to exchange up to
                            (Euro)205,000,000 aggregate principal amount of new notes for up to (Euro)205,000,000 aggregate principal amount of the outstanding notes. Outstanding notes may be exchanged only in integral multiples of (Euro)1,000.

                            Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights unless the holder of those outstanding notes was prohibited by law or interpretations of the SEC from participating in the exchange offer. Therefore, the market for secondary resales of outstanding notes that are not tendered for exchange is likely to be minimal.

                            Based on interpretations by the staff of the SEC, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if

                            . you acquire the new notes in the ordinary course of your business;

                            . you are not engaging in and do not intend to engage in a distribution of the new notes;

                            . you do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and

                            . you are not our affiliate within the meaning of Rule 405 of the Securities Act.

                            If you are our affiliate, or are engaging in or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes:

                            .  you cannot rely on the applicable
                               interpretations of the staff of the SEC; and

                            . you must comply with the registration and
                              prospectus delivery requirements of the
                              Securities Act in connection with any resale transaction.

                            If you are a broker or dealer seeking to receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, resale or other transfer of the new notes that you receive in the exchange offer.

Expiration Date...........  The exchange offer will expire at 5:00 p.m.,
                            London time, on       , 2001, or such later
                            date and time to which we may extend it.

Withdrawal of Tenders.....  You may withdraw your tender of outstanding notes at any time prior to the expiration date, unless they were previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding notes that you tendered but that were not accepted for exchange.

Conditions to the
Exchange Offer............
                            The exchange offer is subject to certain specified conditions as set forth in "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
Outstanding Notes.........
                            If your outstanding notes are held through Euroclear Bank S.A./N.V. or Clearstream Banking, societe anonyme (Clearstream, Luxembourg) and you wish to participate in the exchange offer, you may do so by complying with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, for transfer of book-entry interests through their electronic transfer systems. If you tender under these procedures, you will be deemed to agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or so agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                            . any new notes that you receive will be acquired
                              in the ordinary course of your business;

                            . you have no arrangement or understanding with any
                              person or entity to participate in the
                              distribution of the new notes;

                            . if you are not a broker-dealer, you are not
                              engaged in and do not intend to engage in the distribution of the new notes;

                            . if you are a broker-dealer that will receive new
                              notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

                            . if you are our "affiliate," as defined in Rule
                              405 of the Securities Act, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Special Procedures for
Beneficial Owners.........
                            If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf in accordance with the terms of the exchange offer.

Guaranteed Delivery         If you wish to tender your outstanding notes
Procedures................  and cannot deliver your outstanding notes or other exchange offer documents or cannot comply with the applicable procedures of Euroclear or Clearstream, Luxembourg for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed
                            Delivery Procedures" beginning on page 25.

Certain U.S. Federal
Income Tax
Considerations............
                            In general, the exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. Federal income tax purposes. Please read "Certain United States Federal Income Tax Considerations" beginning on page 69.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

   The new notes will be freely tradeable in the U.S. and otherwise substantially identical to the outstanding notes. The new notes will not have registration rights, provisions for additional interest or liquidated damages. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes are, and the new notes will be, governed by the same indenture. The outstanding notes and the new notes will vote together as a single class under the indenture.

Issuer....................  Sola International Inc.

Notes Offered.............  (Euro)205,000,000 aggregate principal amount of
                            11% Senior Notes due 2008.

Maturity Date.............  March 15, 2008.

Interest..................  The new notes will accrue interest from the last interest payment date on which interest was paid on the outstanding notes, or if no interest has been paid on the outstanding notes, from the issue date of the outstanding notes, at the rate of 11% per year. Interest on the new notes will be payable semi-annually in arrears on September 15 and March 15 of each year, commencing with the first interest payment date following the consummation of the exchange offer.

Sinking Fund..............
                            None.

Optional Redemption.......  We may redeem any or all of the new notes at any time on or after March 15, 2005, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a premium declining ratably to par plus accrued and unpaid interest. Prior to March 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the new notes with the proceeds of qualified equity offerings at a redemption price of 111% of the principal amount plus accrued and unpaid interest.

Change of Control.........  If we experience a change of control, we may be required to offer to repurchase the new notes at 101% of the principal amount plus accrued and unpaid interest. We might not be able to pay you the required price for notes you present us at the time of a change of control because our proposed revolving credit facility or other indebtedness may prohibit payment or we might not have enough funds at that time. See "Description of the Notes--Redemption-- Change of Control" beginning on page 32.

Ranking...................  The new notes will be senior unsecured obligations. The new notes will rank equally with all of our existing and future senior unsecured debt. The new notes will rank senior to all of our debt that is expressly subordinated to the new notes, but will be effectively subordinated to all of our senior secured indebtedness, if any, with respect to the assets securing that indebtedness and effectively subordinated to all liabilities of our subsidiaries with respect to the assets of those subsidiaries. As of March 31, 2001, on a pro forma basis after giving effect to the issuance of the outstanding notes and the exchange offer, we would have had $289.7 million of senior unsecured indebtedness outstanding. In addition, as of March 31, 2001, our subsidiaries had total liabilities of $92.8 million.

Restrictive Covenants.....  The indenture governing the new notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

                            .  incur additional indebtedness or liens;

                            .  make investments;

                            .  sell assets;

                            .  pay dividends or make other distributions;

                            .  repurchase our stock;

                            . engage in business activities unrelated to our current business;

                            .  enter into transactions with affiliates; and

                            . consolidate, merge or sell all or substantially all of our assets.

                            These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.

Right under Registration
Rights Agreement..........
                            If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay additional interest to holders of the outstanding notes.

Absence of a Public
Market for the New
Notes.....................
                            The new notes will be a new issue of securities for which there is currently no market. Although the initial purchaser of the outstanding notes has informed us that it currently intends to make a market in the new notes issued in the exchange offer, it is not obligated to do so. Any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the liquidity for or the development of any market for the new notes.

Use of Proceeds...........  We will not receive any cash proceeds from the issuance of new notes.

Risk Factors..............  You should consider carefully the risks described in "Risk Factors," beginning on page
                            13.

                               THE EXCHANGE AGENT

   We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

              For Delivery by Mail, Overnight Delivery or by Hand:

                          The Bank of New York, London
                                30 Cannon Street
                                EC4M 6XH London
                                    England

                           Attention: Julie McCarthy
                             Phone: 44-207-964-6513

                                       or

                            Attention: Huriye Davey
                             Phone: 44-207-964-7235

             Fax: 44-207-964-6369 (for eligible institutions only)

                                  RISK FACTORS

   You should carefully consider the specific risk factors listed below, as well as other information included in this prospectus, before making an investment decision. The risk factors set forth below, with the exception of the first and last risk factors set forth under "Risk Factors Relating to the New Notes," are generally applicable to the outstanding notes as well as the new notes.

Risks Relating to Sola and the Industry

 We operate in the highly competitive spectacle lens industry, and we may not be able to compete effectively with entities with more established operating histories and greater financial resources.

   We operate in the highly competitive spectacle lens industry. We compete primarily on the basis of customer service, quality and breadth of product offerings, innovation and price. The spectacle lens industry is characterized by price competition, which can be severe in some of our markets, particularly for standard products. We attempt, to the extent possible, to counter competition on the basis of price by focusing on providing a rapid response to orders, maintaining high fill rates, developing differentiated new products and educating processing laboratories and eyecare practitioners on the benefits of our lenses and coatings. Our competitors may develop products or services that are more effective or less expensive than our products or that could render certain of our products less competitive. Since recently developed products comprise a substantial portion of our sales, our performance and future growth are dependent upon our continuing ability to develop and market new products.

   Some of our competitors have significantly greater financial resources than we do to fund expansion and research and development. Within a particular market, certain of our competitors may enjoy a "home-country" advantage over foreign competition. We also face competition from a number of our principal competitors, such as Essilor and Hoya, that are vertically integrated with processing laboratories to a greater extent than we are. This integration limits the number of independent processing laboratories to which we can market products. Since their acquisition by Essilor and Hoya, these laboratories have decreased the purchase of our products. Our sales to Essilor and Hoya owned laboratories were approximately 4% of net sales in fiscal 2001. We are vertically integrated in Europe and Asia, but not in the U.S.

 We are subject to certain risks associated with our foreign operations.

   We have manufacturing and distribution sites in three major regions: North America (including Mexico), Europe and Rest of World (comprised primarily of Australia, Asia and South America). Approximately 58% of our net sales in the fiscal year ended March 31, 2001 were derived from the sale of products outside the United States. As a result, a significant portion of our sales and operations are subject to the risks inherent in international operations, including:

  . developments in the foreign political and economic environment may have an adverse effect on operations in those countries;

  . tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

  . we may find it difficult to manage a large organization spread throughout various countries, including staffing and managing foreign operations;

  . we may have difficulty enforcing agreements and collecting receivables through certain foreign legal systems;

  . foreign customers may have longer payment cycles than customers in the United States; and

  . we may find it difficult to comply with a variety of foreign laws and regulations.

   As we continue to expand our business globally, our success will be dependent, in part, on our ability to effectively manage these and other risks. These and other factors could have a material adverse effect on our international operations or our business as a whole. Our cash flow is comprised of a variety of currencies. Although we may enter into currency swap agreements with financial institutions to reduce our exposure to fluctuations in foreign currency values relative to our debt obligations, these hedging transactions, if entered into, will not eliminate that risk entirely. As a result of our worldwide operations, currency exchange rate fluctuations tend to affect our results of operations and financial position.

   In addition, Brazil currently faces an energy crisis and shortage of hydroelectric plant power. At this time, we cannot determine the future impact of this situation, and, although we believe that it will not have a material impact on our operations or financial condition, we cannot assure you that will be the case.

 We may not be able to continually reduce manufacturing costs.

   To maintain and/or strengthen our competitive position within the spectacle lens industry, we must continually reduce our product manufacturing costs and operating expenses. In addition to normal cost reduction activities, we recently initiated product migration and standardization activities and reduced the number of people employed worldwide. These reductions are necessary to help offset price decreases, inflationary pressures and changes in product and regional mix. To the extent our cost reduction activities are unsuccessful, in part or in full, our ability to compete may be significantly impacted.

 We concentrate a large part of our manufacturing operations in Tijuana, Mexico.

   Currently, approximately 50% of our manufacturing operations are based in three facilities in Tijuana, Mexico. A fire, flood, earthquake, war, work stoppage, supply shortage or disruption, adverse government action or other disaster or condition could result in a loss of production capabilities, and accordingly, impede our ability to meet our customers' requirements.

 We must continue to develop new and enhanced products.

   We are continually developing new and enhanced products in an effort to develop incremental sales and improved gross margins. Our ability to develop new and enhanced products successfully will be a significant factor in our ability to grow and remain competitive. Some of our products may become obsolete, and we may not achieve the technological advances necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions, such as lack of market acceptance and delays in product development. Our results may be affected by our ability to generate sales from new products as anticipated and the costs of such introductions.

 We compete against alternative technologies and treatments that provide a substitute for spectacle lenses.

   Spectacle lenses compete with other methods of vision correction, including laser surgery and contact lenses. As these technologies evolve, they may provide more competition to the spectacle lens business and lead to declines in our net sales.

 We conduct all of our foreign operations through subsidiaries and the payment of dividends by these entities may be restricted.

   We conduct all of our foreign operations through subsidiaries. These operations contribute significantly to our sales and profitability. The payment of dividends and the making of loans and advances to us by our subsidiaries are in many instances subject to statutory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations. Dividends and other payments to us from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to us. Management reviews the need for cash distributions to us from our foreign subsidiaries on a case by case basis. If the need for cash distributions from the subsidiaries should arise in the future, there can be no assurance that the subsidiaries will be permitted to make such cash distributions without legal restrictions or adverse tax consequences to us. The holders of the new notes will not have a direct claim against the foreign subsidiaries.

 We are dependent on a small number of suppliers for raw materials.

   Most of the raw materials used in our products are readily available from a number of suppliers at competitive prices, and we have not experienced any significant shortages in obtaining raw materials. While there are currently multiple suppliers of polycarbonate and monomer raw materials, we purchase over 50% of those materials from three suppliers. The loss of any of these suppliers, or a significant decrease in the supply of polycarbonate or monomer, would require us to obtain these raw materials elsewhere. If we were unable to obtain polycarbonate or monomer from other suppliers at acceptable prices, we might achieve lower margins and experience difficulty in meeting our customers' requirements. In addition, our photochromic lenses are processed by a third party using technology that is proprietary to it.

 We are dependent upon the North American chain retail channel.

   Distribution to national chain retail, super optical retail stores and retail buying groups is a growing distribution channel for spectacle lenses. We believe this distribution channel will continue to be important to sustain growth and profitability. While we are currently well positioned in this distribution channel through relationships with key retailers, these relationships could terminate or these retailers could choose one or more of our competitors to provide them with lenses in the future. Additionally, these retailers could choose to process and distribute lenses themselves rather than purchasing the lenses from us or any other third party.

 We may be adversely affected by environmental and safety regulations to which we are subject.

   As with our competitors, we must comply with U.S. and foreign environmental laws and regulations concerning emissions to the air, waste water discharges and the generation, handling, storage, transportation and disposal of hazardous wastes, and with other federal, state and foreign laws and regulations. We believe that we possess all material permits and licenses necessary for the continuing operation of our business and believe that our operations are in substantial compliance with the terms of all applicable environmental laws. We cannot assure you that we will operate at all times in complete compliance with all such requirements. We could be subject to potentially significant fines and penalties for any noncompliance that may occur. It is impossible to predict accurately what effect these laws and regulations will have on us in the future.

 Our success depends on our key personnel and we may not be able to retain sufficient qualified personnel.

   Our success depends in part on our ability to attract personnel with spectacle industry experience. We may face competition in recruiting this personnel and accordingly experience difficulty in growing and succeeding. The loss of the services of this personnel or the ability to retain such personnel in the future could hinder the implementation of our business strategy. We do not carry key man insurance on our senior management team.

 Our quarterly operating results may vary.

   Our quarterly operating results have varied in the past, and we expect that our quarterly operating results will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products, the cost of product introductions, changes in product mix, our ability to control costs, capital expenditures, working capital requirements and other factors described in this "Risk Factors" section of this prospectus. For example, all other factors aside, our results are generally weakest in the third quarter as a result of lower sales during the holiday season and strongest in the fourth quarter. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

Risk Factors Relating to the New Notes

 If you fail to exchange your outstanding notes for new notes, you will no longer have any registration rights with respect to your outstanding notes.

   Upon the completion of the exchange offer, if you were not prohibited from participating in the exchange offer and you did not tender your outstanding notes, you will no longer have any registration rights with respect to the outstanding notes you still hold. These outstanding notes are privately placed securities and will remain subject to the restrictions on transfer contained in the legend on the notes. In general, you cannot sell or offer to sell the outstanding notes without complying with these restrictions, unless the outstanding notes are registered under the Securities Act and applicable state securities laws. We do not intend to register the outstanding notes under the Securities Act.

 Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations on the new notes.

   We will continue to have substantial indebtedness after the exchange offer. After giving pro forma effect to the exchange offering, as of March 31, 2001, we would have had approximately $289.7 million of indebtedness. In addition, subject to restrictions in the indenture and the 6 7/8% notes, we may incur additional indebtedness.

   Our high level of indebtedness could have important consequences to you, including the following:

  . it may be difficult for us to satisfy our obligations with respect to the new notes;

  . our ability to obtain additional financing for working capital, capital expenditures, potential acquisition opportunities or general corporate or other purposes may be impaired;

  . a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, reducing the funds available to us for other purposes; and

  . we may be more vulnerable to economic downturns, may be limited in our ability to respond to competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions.

   We expect to obtain the money to pay our expenses and to pay the principal and interest on the new notes and other debt from cash flow generated by our operations, cash on hand and asset sales. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. We cannot be certain that the money we earn will be sufficient to allow us to pay principal and interest on our debt (including the new notes) and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt (including the new notes), sell assets or borrow more money. We cannot guarantee that we will be able to do so on terms acceptable to us. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve such alternatives could significantly adversely affect the value of the new notes and our ability to pay principal of and interest on the new notes.

 The indenture for the new notes imposes significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

   The indenture for the new notes imposes significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

  . incur additional indebtedness or liens;

  . make investments;

  . sell assets;

  . pay dividends or make other distributions;

  . repurchase our stock;

  . engage in business activities unrelated to our current business;

  . enter into transactions with affiliates; or

  . consolidate, merge or sell all or substantially all of our assets.

   These covenants may adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities.

 The new notes will be effectively subordinated to our secured debt and structurally subordinated to all of the liabilities of our subsidiaries.

   The new notes will be effectively subordinated to our secured debt with respect to the assets securing that debt. The new notes will also be structurally subordinated to all existing and future obligations, including indebtedness, of our subsidiaries that do not guarantee the new notes. Claims of creditors of these subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over the holders of the new notes. None of our subsidiaries is being required to guarantee the new notes on their issue date. As of March 31, 2001, our subsidiaries had total liabilities of $92.8 million.

 We may not be able to satisfy our obligations to holders of the new notes upon a change of control.

   Upon the occurrence of a "change of control," as defined in the indenture, you will have the right to require us to purchase the new notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of purchase. Our failure to purchase, or give notice of purchase of, the new notes would be a default under the indenture, which would in turn be a default under the 6 7/8% notes and the proposed revolving credit facility. Moreover, our failure to repay the 6 7/8% notes or the proposed revolving credit facility upon a default would also be a default under the indenture.

   If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the new notes. Upon the occurrence of a change of control, we could seek to refinance the new notes or obtain a waiver from the lenders or you as a holder of the new notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

 There is no established trading market for the new notes, and you may not be able to sell them quickly or at a favorable price.

   The new notes are a new issue of securities and there is no established trading market for the new notes. Even if the registration statement becomes effective, which will generally allow resales of the new notes, the new notes will constitute a new issue of securities with no established trading market. The initial purchaser of the outstanding notes has advised us that it intends to make a market in the notes, but it is not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the new notes. Application has been made to list the new notes on the Luxembourg Stock Exchange. We cannot assure you that our application will be approved.

   We also cannot assure you that you will be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the new notes or, in the case of any holders of the outstanding notes that do not exchange them, the trading market for the outstanding notes following the offer to exchange the outstanding notes for new notes. Future trading prices of the new notes will depend on many factors, including:

  . our operating performance and financial condition;

  . the interest of securities dealers in making a market; and

  . the market for similar securities.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the new notes, regardless of our prospects and financial performance.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

   We used the net proceeds from the outstanding notes to repay the outstanding indebtedness under our multicurrency credit agreement and for general corporate purposes.

                           EXCHANGE RATE INFORMATION

   The following table sets forth, for information purposes only, for the periods ended and dates indicated, certain information concerning the exchange rate for U.S. dollars to euros based on the noon buying rate of the Federal Reserve Bank of New York. No representation is made that dollar amounts have been, could have been or could be converted into euros, or vice versa, at the noon buying rate or at any other rate. On June 27, 2001, the noon buying rate was (Euro)1.00 = $0.8621.

                                                   U.S. dollars per one euro
                                                --------------------------------
                                                 Period  Average
Year ended March 31,                            Ended(1) Rate(2)  High     Low
--------------------                            -------- ------- ------- -------
2001........................................... $0.8794  $0.9069 $0.9545 $0.8486
2000...........................................  0.9574   1.0240  1.0694  0.9574

--------
(1) Represents the noon buying rate on the last business day of the applicable period.
(2) Represents the average noon buying rate on the last business day of each month during the relevant period.

                       SELECTED HISTORICAL FINANCIAL DATA

   The following selected consolidated historical balance sheet data shown below as of March 31, 2000 and 2001 and statement of operations data for the three fiscal years in the period ended March 31, 2001 have been derived from our audited consolidated financial statements and the accompanying notes, and you should read them in conjunction with those financial statements, accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference in this prospectus. The statement of operations data for the two fiscal years in the period ended March 31, 1998 and the balance sheet data as of March 31, 1997, 1998 and 1999 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus. Certain prior year items have been reclassified to conform with the current year's presentation. The reclassifications had no impact on total assets or net income.

                                      Fiscal year ended March 31,
                              ------------------------------------------------
                                1997      1998      1999      2000      2001
                              --------  --------  --------  --------  --------
                                     (In thousands, except ratios)
Statement of operations data
Net sales(1)................  $492,861  $552,380  $534,103  $543,445  $545,432
Cost of sales(2)(4).........   264,535   289,677   298,005   310,340   349,556
                              --------  --------  --------  --------  --------
Gross profit................   228,326   262,703   236,098   233,105   195,876
                              --------  --------  --------  --------  --------
Research and development
 expenses...................    17,539    18,303    18,757    20,010    14,857
Selling and marketing
 expenses(1)................    96,559    98,683   100,923   106,102   105,623
General and administrative
 expenses(3)................    47,381    53,056    63,857    64,300    61,371
In-process research and
 development(4).............     9,500       --        --        --        --
Special charges.............       --        --     14,810    22,319    91,065
                              --------  --------  --------  --------  --------
Operating expenses..........   170,979   169,997   198,347   212,731   272,916
                              --------  --------  --------  --------  --------
Operating income/(loss).....    57,347    92,706    37,751    20,374   (77,040)
Interest expense, net.......    15,961    16,754    17,559    19,309    23,452
Provision/(benefit) for
 income taxes...............    10,737    25,369     8,394       894   (32,206)
Minority interest...........      (248)     (509)     (723)     (570)     (287)
                              --------  --------  --------  --------  --------
Income/(loss) before
 extraordinary item.........    30,897    51,092    12,521       741   (67,999)
Extraordinary item, net of
 tax(5)(6)..................       --      5,939       --        --     (1,471)
                              --------  --------  --------  --------  --------
Net income/(loss)...........  $ 30,897  $ 45,153  $ 12,521  $    741  $(66,528)
                              ========  ========  ========  ========  ========
Net income/(loss) per
 share--basic...............  $   1.31  $   1.85  $   0.51  $   0.03  $  (2.77)
Net income/(loss) per
 share--diluted.............  $   1.24  $   1.77  $   0.49  $   0.03  $  (2.77)

Other financial data
Adjusted EBITDA(7)..........  $ 75,754  $112,569  $ 89,605  $ 77,417  $ 87,306
Ratio of Adjusted EBITDA to
 interest expense(8)........     4.56x     6.46x     4.85x     3.73x     3.41x
Ratio of total debt to
 Adjusted EBITDA............     2.41x     1.86x     2.57x     3.01x     2.97x
Ratio of total debt to total
 capitalization.............     0.39x     0.39x     0.41x     0.42x     0.52x
Ratio of earnings to fixed
 charges(9).................     3.24x     4.64x     1.95x     1.05x       --
Capital expenditures........  $ 29,951  $ 39,497  $ 30,458  $ 20,060  $ 20,923

                                                   March 31,
                         --------------------------------------------------------------
                                                                            2001
                           1997     1998     1999     2000     2001   (As Adjusted)(11)
                         -------- -------- -------- -------- -------- -----------------
                                                 (In thousands)
Balance sheet data
Current assets(10)...... $244,975 $300,384 $285,839 $303,433 $284,465     $295,521
Working capital(10).....  108,434  139,466  155,626  152,801  116,496      127,552
Property, plant and
 equipment, net(10).....  147,722  173,982  196,628  197,893  152,712      152,712
Total assets............  605,508  684,058  699,299  715,033  662,375      673,431
Total debt..............  182,210  208,986  230,414  232,651  259,388      289,665
Shareholders' equity....  284,298  327,022  332,362  327,802  235,375      235,375

--------
(1) Net sales and selling and marketing expenses have been revised as a result of the retroactive adoption of EITF 00-10 "Accounting for Shipping and Handling Fees and Costs." For fiscal 1997, 1998, 1999 and 2000, the amounts reclassified from selling and marketing expenses into net sales were $4.2 million, $4.6 million, $4.3 million and $4.8 million, respectively.
(2) Included in cost of sales are $6.6 million, $7.2 million and $25.6 million in inventory write-offs for fiscal 1999, 2000 and 2001, respectively. In fiscal 1999 and 2000, these amounts were included in special charges and have been reclassified into cost of sales.
(3) Included in general and administrative expenses for fiscal 1999, 2000 and 2001 are charges of $5.9 million, $0.3 million and $3.1 million, respectively, associated with the devaluation of the Brazilian Real. In fiscal 1999 and 2000, these charges were included in special charges and have been reclassified into general and administrative expenses.
(4) In fiscal 1997, we recorded two non-recurring charges in connection with our acquisition of American Optical: (i) a $7.2 million charge for the amortization associated with an inventory write-up to fair value that was reflected in cost of sales; and (ii) a $9.5 million charge for the write-off of in-process research and development that was reflected in in-process research and development expense.
(5) In fiscal 1998, the extraordinary items comprise losses due to the repurchase of senior subordinated notes, net of tax.
(6) In fiscal 2001, the extraordinary item consists of a gain resulting from repurchase of senior notes, net of tax.
(7) Adjusted EBITDA represents earnings before extraordinary item, minority interest, interest, taxes, depreciation and amortization, special charges, inventory write-offs and incremental out-of-pocket transition costs. Special charges and inventory write-offs include charges taken in connection with our global strategic initiatives. For fiscal 2001, we incurred $17.5 million in transition costs which represent incremental out-of-pocket expenditures associated with the strategic initiatives that have been added back to EBITDA for the purpose of calculating Adjusted EBITDA. We believe that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt; however, EBITDA and Adjusted EBITDA do not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of our operating performance or cash flow as a measure of liquidity. Our calculation of Adjusted EBITDA may differ from the calculation of Adjusted EBITDA by others.
(8) Interest income is excluded from interest expense for purposes of calculating the ratio of Adjusted EBITDA to interest expense.
(9) For purposes of this calculation, earnings/(losses) are defined as income/(loss) before provision for income taxes, minority interest and discontinued operations plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that we believe is representative of the interest factor of rent expense (approximately one-third of rent expense). We had a deficiency in earnings in 2001 of $72.3 million in our ratio of earnings to fixed charges.
(10) For fiscal 1997, 1998, 1999 and 2000, mold amounts of $37.2 million, $41.2 million, $43.6 million and $44.9 million, respectively, were reclassified from inventory to property, plant and equipment.
(11) The as adjusted balance sheet data as of March 31, 2001 reflects the actual audited balance sheet data as of March 31, 2001 adjusted for the following: the sale of the outstanding notes and the application of the net proceeds to us as described in "Use of Proceeds," as if such transactions had occurred on March 31, 2001. See "Use of Proceeds."

                                 CAPITALIZATION

   The following table sets forth as of March 31, 2001 our actual capitalization and our as adjusted capitalization after giving effect to the sale of the outstanding notes and the application of the net proceeds to us as described under "Use of Proceeds." Except as described in this prospectus, there has been no material change in our capitalization since March 31, 2001. This table should be read in conjunction with our consolidated condensed financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference in this prospectus.

                                                               March 31, 2001
                                                            --------------------
                                                                         As
                                                             Actual  Adjusted(1)
                                                            -------- -----------
                                                               (In thousands)
Cash and cash equivalents.................................. $ 26,149  $ 37,205
                                                            ========  ========
Debt:
  Multicurrency Credit Agreement........................... $150,000       --
  6 7/8% notes.............................................   94,730  $ 94,730
  Notes(1).................................................      --    180,277
  Other debt(2)............................................   14,658    14,658
                                                            --------  --------
    Total debt.............................................  259,388   289,665
Shareholders' equity.......................................  235,375   235,375
                                                            --------  --------
    Total capitalization................................... $494,763  $525,040
                                                            ========  ========

--------
(1)  Amounts have been presented for the reader at an exchange rate of
     (Euro)1.00 = $0.8794, based on the noon buying rate on March 30, 2001, the last business day of the fiscal year. The noon buying rate on June 27, 2001 was (Euro)1.00 = $0.8621.
(2) Consists of foreign lines of credit used to support subsidiary working capital needs and other debt.

Equity Capitalization of Sola

   As of March 31, 2001, Sola International Inc. had 50,000,000 authorized shares of common stock, $0.01 par value per share, of which 24,938,416 shares were issued and 23,709,016 shares were outstanding, and 5,000,000 authorized shares of preferred stock, $0.01 par value per share, none of which were issued and outstanding.

                               THE EXCHANGE OFFER

Introduction

   We hereby offer to exchange our new notes, which have been registered under the Securities Act, for a like principal amount of our outstanding notes. The exchange offer is subject to terms and conditions set forth in this prospectus and the accompanying letter of transmittal. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, outstanding notes tendered in the exchange offer must be in denominations of (Euro)1,000 or any integral multiple of (Euro)1,000.

   As of the date of this prospectus, (Euro)205 million aggregate principal amount of the outstanding unregistered 11% Senior Notes due 2008 are outstanding. This prospectus, together with the letter of transmittal, is first
being sent to holders of outstanding notes on or about     , 2001.

   Holders of outstanding notes do not have appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC promulgated under those Acts.

Purpose and Effect of the Exchange Offer

   We entered into a registration rights agreement with the initial purchaser of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes. We also agreed to use our reasonable best efforts to complete that offer within 180 days after April 17, 2001. We are offering the new notes under this prospectus to satisfy our obligations under the registration rights agreement.

   Under limited circumstances, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

  . any change in law or applicable interpretations by the staff of the SEC that does not permit us to effect the exchange offer as contemplated by the registration rights agreement;

  . if the exchange offer is not completed within 180 days after April 17, 2001;

  . if any holder of the outstanding notes, other than the initial purchaser, is not eligible to participate in the exchange offer; and

  . in certain circumstances, at the request of the initial purchaser of the outstanding notes.

   If we fail to comply with deadlines for registering the issuance of the new notes and completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned "Outstanding Notes Registration Rights Agreement" for more details regarding the registration rights agreement.

Resale of New Notes

   Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . the new note is acquired in the ordinary course of the holder's business;

  . the holder does not have an arrangement or understanding with any person to participate in a distribution of the new notes;

  . the holder is not engaging in, and does not intend to engage in, a distribution of the new notes; and

   . the holder is not our "affiliate" within the meaning of Rule 405 of the Securities Act.

   If a holder of outstanding notes is our affiliate or is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the new notes, that holder cannot rely on such interpretations by the SEC staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer; however, they must acknowledge that they will deliver this prospectus in connection with any offer to resell, resale or other transfer of the new notes that it receives in the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   On the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration
date of the exchange offer, which is 5:00 p.m., London time, on     , 2001,
unless extended. We will issue (Euro)1,000 principal amount of new notes in exchange for each (Euro)1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of (Euro)1,000.

   The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange but is subject to the conditions set forth in "--Conditions to the Exchange Offer." We reserve the right to waive any or all of these conditions to the exchange offer.

   As of the date of this prospectus, (Euro)205 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. Any registered holder of outstanding notes is entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes.

   We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

Expiration Date

   As used in this prospectus, the term "expiration date" means 5:00 p.m.,
London time on     , 2001, unless, in our sole discretion, we extend the
deadline. If we, in our sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which we extend the expiration of the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If any condition described below under "--Conditions to the Exchange Offer" has not been satisfied, we reserve the right, in our sole discretion, to delay accepting for exchange any outstanding notes or to extend the exchange offer or to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release to a daily newspaper of general circulation in Luxembourg, if required by the Luxembourg Stock Exchange or applicable law, and a newspaper of general circulation in New York City and London or as otherwise may be required by law.

Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus if:

  . the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

  . an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer or a material adverse development has occurred in any existing action or proceeding with respect to us; or

  . all governmental approvals have not been obtained, which approvals we deem necessary for the consummation of the exchange offer.

   In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us (1) the representations described under "--Representations to Sola" and (2) any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Procedures for Tendering

 How to Tender--Generally.

   Only a holder of outstanding notes may tender its outstanding notes in the exchange offer. To tender certificates representing outstanding notes in the exchange offer, the holder must comply with the guaranteed delivery procedures described below. The exchange agent must receive physical delivery of the letter of transmittal, the certificates representing outstanding notes and other required documents at its address provided below under "The Exchange Agent" prior to the expiration date.

   To tender by electronic transfer of book-entry interests, the holder must comply with the procedures of Euroclear or Clearstream, Luxembourg, as the case may be, for transfer of book-entry interests through their electronic transfer systems and the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes through the electronic transfer systems of Euroclear or Clearstream, Luxembourg, as applicable.

   A proper tender by a holder of outstanding notes through the electronic transfer systems of Euroclear or Clearstream, Luxembourg that is not withdrawn prior to the expiration date and is accepted by us will be deemed to constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal as though the holder had signed the letter of transmittal. In addition, by tendering outstanding notes, the tendering holder acknowledges that Euroclear or Clearstream, Luxembourg, as applicable, will disclose the identity of the tendering holder to the exchange agent and us.

   The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

 How to Tender--Beneficial Owners.

   Any beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer should promptly contact the person through which it beneficially owns such outstanding notes and instruct that person to tender outstanding notes on behalf of such beneficial owner in accordance with the exchange offer. For more information, see "3. Beneficial Owner Instructions to Registered Holders" contained in the instruction to the letter of transmittal.

Guaranteed Delivery Procedures

   Any holder wishing to tender its outstanding notes but whose outstanding notes are not immediately available or who cannot deliver its outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date or who cannot timely comply with the applicable procedures of Euroclear or Clearstream, Luxembourg for transfer of book-entry interest in outstanding notes may tender its outstanding notes by guaranteed delivery as described in the letter of transmittal under "Guaranteed Delivery Procedures."

Signatures and Signature Guarantees

   Holders of outstanding notes must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by a firm--including most bank, savings and loan associations, and brokerage houses--that is a participant in a recognized Medallion Program approved by the Securities Transfer Association Inc., unless the outstanding notes are tendered:

  . by a registered holder who has not completed the box entitled "Special
    Delivery and Issuance Instructions" in the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new notes; or

  . for the account of a member firm of a Medallion Program.

When Endorsements or Bond Powers are Needed

   If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and guaranteed by a member firm of a Medallion Program.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and they will incur no liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived.

Return of Outstanding Notes Not Accepted or Exchanged

   If we do not accept any tendered outstanding notes because they are not properly tendered and the defects or irregularities have not been cured or waived, are submitted for a greater principal amount than the holder desires to exchange or are withdrawn as provided below, the unaccepted, non-exchanged or withdrawn outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer, such non-exchanged outstanding notes will be returned to the tendering holder in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as applicable. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Representations to Sola

   Each holder, by signing or agreeing to be bound by the letter of transmittal, will represent to us that, among other things:

  . any new notes that the holder receives will be acquired in the ordinary course of its business;

  . the holder has no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities
    Act) of the new notes in violation of the Securities Act;

  . if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in the distribution of the new notes;

  . if the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that the holder will deliver a prospectus in connection with any resale of such new notes; and

  . if the holder is our "affiliate" (within the meaning of Rule 405 of the Securities Act), it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, any holder may withdraw its tender at any time prior to the expiration date (unless previously accepted for exchange).

   For a withdrawal to be effective, prior to the expiration date:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed below under "The Exchange Agent"; or

  . Euroclear or Clearstream, Luxembourg, as applicable, must receive a tested telex of SWIFT message relating to the withdrawal that complies with the procedures for withdrawal of tenders established by Euroclear or Clearstream, Luxembourg, as appropriate.

   Any notice of withdrawal to the exchange agent must:

  . specify the name of the person who tendered the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of such outstanding notes;

  . be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes (or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the person withdrawing the tender); and

  . specify the name in which the outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, telex of SWIFT message or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will pay the cash expenses incurred in connection with the exchange offer, including, SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, and other related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  . tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

   Holders who do not exchange their outstanding notes for new notes under the exchange offer will remain subject to the existing restrictions on transfer of the outstanding notes.

   In general, those holders may not offer or sell their outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

   No gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the new notes under U.S. GAAP.

Other

   Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

   We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                               THE EXCHANGE AGENT

   We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

              For Delivery by Mail, Overnight Delivery or by Hand:

                          The Bank of New York, London
                                30 Cannon Street
                                EC4M 6XH London
                                    England

                           Attention: Julie McCarthy
                             Phone: 44-207-964-6513

                                       or

                            Attention: Huriye Davey
                             Phone: 44-207-964-7235

             Fax: 44-207-964-6369 (for eligible institutions only)

                            DESCRIPTION OF THE NOTES

   As used below in this "Description of the Notes" section, the Issuer means Sola International Inc. and its successors, but not its subsidiaries. The new notes will be issued, and the outstanding notes were issued, pursuant to an indenture (the "Indenture") between the Issuer and The Bank of New York, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). However, the new notes will have no registration rights and no provisions for liquidated damages. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

   The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these new notes. We have filed the Indenture as an exhibit to the registration statement which includes this prospectus.

   If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those outstanding notes for new notes in the exchange offer will vote together with holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder, including acceleration following an event of default as described in the Indenture, must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding notes issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

Brief Description of the New Notes

   The new notes:

  . are unsecured obligations of the Issuer;

  . are limited to (Euro)205 million aggregate principal amount;

  . will be senior unsecured obligations;

  . will rank equally with all of the Issuer's existing and future senior unsecured debt; and

  . will rank senior to all of the Issuer's debt that is expressly subordinated to the notes, but will be effectively subordinated to all of the Issuer's secured indebtedness, if any, with respect to the assets securing that indebtedness and effectively subordinated to all liabilities of the Issuer's subsidiaries with respect to the assets of those subsidiaries.

   Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

   The notes will mature on March 15, 2008. The notes will bear interest at 11% per annum, payable on September 15 and March 15 of each year, commencing on September 15, 2001, to holders of record at the close of business on September 1 or March 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The notes will be payable as to principal, premium, if any, and interest at the offices or agencies of the Issuer maintained for such purpose in New York City and London, England by mailing a check to the registered address of the holder or, at the election of any holder in the manner prescribed by the Indenture, by wire transfer of immediately available funds. In addition, so long as the notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, notes will be maintained in Luxembourg. See "Description of Book-Entry System."

   The new notes will be issued in registered form, without coupons, and in denominations of (Euro)1,000 and integral multiples of (Euro)1,000.

   An aggregate principal amount of new notes equal to (Euro)205 million is being issued in this exchange offer. The Issuer may issue additional notes having identical terms and conditions to the new notes being issued in this exchange offer, subject to compliance with the "Limitations on Additional Indebtedness" covenant described below. Any additional notes will be part of the same issue as the new notes being issued in this exchange offer and will vote on all matters as one class with the new notes being issued in this exchange offer and the outstanding notes. For purposes of this "Description of the Notes," except for the covenant described under "--Certain Covenants-- Limitations on Additional Indebtedness," references to the notes include additional notes, if any.

Ranking

   The notes will be general unsecured obligations of the Issuer. The new notes will rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the new notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated.

   The new notes will be effectively subordinated to secured Indebtedness of the Issuer with respect to the assets securing such Indebtedness. Although the Indenture contains limitations on the amount of additional secured Indebtedness that the Issuer may incur, under certain circumstances, the amount of this Indebtedness could be substantial. See "--Certain Covenants--Limitations on Additional Indebtedness" and "--Limitations on Liens."

   The new notes will also be effectively subordinated to all existing and future obligations, including Indebtedness, of Subsidiaries of the Issuer that are not Guarantors, including each Insignificant Domestic Restricted Subsidiary and Foreign Restricted Subsidiary (unless the Issuer voluntarily causes such an Insignificant Domestic Restricted Subsidiary or Foreign Restricted Subsidiary to issue a new note Guarantee) and each Unrestricted Subsidiary. Claims of creditors of these Subsidiaries, including trade creditors, will generally have priority as to the assets of these Subsidiaries over the claims of the Issuer and the holders of the Issuer's Indebtedness, including the new notes.

Redemption

 Optional Redemption

   Except as set forth in the next paragraph, the notes may not be redeemed prior to March 15, 2005. At any time on or after March 15, 2005, the Issuer may, at its option, redeem the notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon and liquidated damages, if any, to the redemption date, if redeemed during the 12-month period beginning March 15 of the years indicated:

                                                                       Optional
                                                                      Redemption
     Year                                                               Price
     ----                                                             ----------
     2005............................................................   105.50
     2006............................................................   102.75
     2007 and thereafter.............................................   100.00%

   At any time, or from time to time, on or prior to March 15, 2004, the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 111% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 120 days of the date of the closing of any such Public Equity Offering.

   The notes will not be entitled to any sinking fund.

 Selection and Notice of Redemption

   In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. or international securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a U.S. or international securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of (Euro)1,000 or less shall be redeemed in part. Except as otherwise provided in this prospectus, if a partial redemption is made pursuant to the provisions described in the second paragraph under "--Optional Redemption" selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable, unless that method is otherwise prohibited.

   Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of the note to be redeemed. A replacement note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent for the notes funds in satisfaction of the redemption price (including accrued and unpaid interest on the notes to be redeemed) pursuant to the Indenture.

 Change of Control

   Upon the occurrence of any Change of Control, each holder will have the right to require that the Issuer purchase that holder's notes for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon and liquidated damages, if any, to the date of purchase.

   Within 30 days following any Change of Control, the Issuer will mail, or caused to be mailed, to the holders a notice:

  (1) describing the transaction or transactions that constitute the Change of Control;

  (2) offering to purchase, pursuant to the procedures required by the Indenture and described in the notice (a "Change of Control Offer"), on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than 60 days from the date the notice is mailed) and for the Change of Control Purchase Price, all notes properly tendered by such holder pursuant to such Change of Control Offer; and

  (3) describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

   If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all or any of the notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, the Issuer cannot assure you that in the event of a Change of Control it will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. The Issuer's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

   With respect to any disposition of assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under "--Certain Covenants--Limitations on Mergers, Consolidations, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer, and therefore it may be unclear whether a Change of Control has occurred and whether the Holders have the right to require the Issuer to purchase the notes.

   None of the provisions relating to a purchase upon a Change of Control is waivable by the Board of Directors of the Issuer. The Issuer could, in the future, enter into certain transactions, including certain recapitalizations of the Issuer, that would not result in a Change of Control, but would increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

   Failure by the Issuer to purchase the notes when required upon a Change of Control will result in an Event of Default with respect to the notes. These provisions could have the effect of deterring hostile or friendly acquisitions of the Issuer where the person attempting the acquisition views itself as unable to finance the purchase of the principal amount of notes that may be tendered to the Issuer upon the occurrence of a Change of Control.

   The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act and any other applicable laws and regulations, in connection with the purchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue of this compliance.

Certain Covenants

   The Indenture will contain, among others, the following covenants:

 Limitations on Additional Indebtedness

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any guarantor may incur additional indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.50 to 1.00 (the "Coverage Ratio Exception").

   Notwithstanding the above, each of the following shall be permitted (the "Permitted Indebtedness"):

  (1) Indebtedness of the Issuer and any Guarantor under the Revolving Credit Facility in an aggregate amount at any time outstanding not to exceed $50.0 million;

  (2) the notes issued on the issue date;

  (3) Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors in an aggregate amount outstanding not to exceed the greater of (x) $16.0 million and (y) the sum of (a) 75% of the net book value of the accounts receivable of the Foreign Restricted Subsidiaries and (b) 50% of the net book value of the inventory of the Foreign Restricted Subsidiaries, calculated on a combined basis in accordance with GAAP;

  (4) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1), (2) and (3) above), and after giving effect to the intended use of proceeds of the notes;

  (5) Indebtedness under Hedging Obligations; provided that to the extent such Hedging Obligations are Interest Rate Protection Obligations, they relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and the notional principal amount of such Interest Rate Protection Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

  (6) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (6);

  (7) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

  (8) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (x) $10.0 million and (y) 5% of Total Tangible Assets at that time;

  (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

  (11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (4) above and this clause (11); and

  (12) Indebtedness of the Issuer or any Guarantor in an aggregate amount not to exceed $25.0 million at any time outstanding.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (12) above, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness, if any, incurred under the Revolving Credit Facility on the Issue Date shall be deemed to have been incurred under clause (1) above. In addition, with respect to any Indebtedness issued at a discount from principal amount, the amount of such Indebtedness incurred upon issuance will be deemed to be the accreted value thereof determined in accordance with GAAP.

 Limitations on Layering Indebtedness

   The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Issuer or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the note Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

 Limitations on Restricted Payments

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

  (a) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

  (b) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

  (c) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3) or (4) of the next paragraph), exceeds the sum (the "Restricted Payments Basket") of (without duplication):

    (1) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

    (2) 100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Capital Stock after the Issue Date, other than any such proceeds which are used to redeem notes in accordance with the second paragraph under "--Optional Redemption," plus

    (3) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) of the Issuer or any Restricted Subsidiary is reduced on the Issuer's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date into Qualified Capital Stock (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

    (4) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (x) the return of capital with respect to such Investment and (y) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

    (5) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of the Issuer's Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (c) and were not previously repaid or otherwise reduced.

   The foregoing provisions will not prohibit:

    (1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

    (2) the redemption of any Capital Stock of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock;

    (3) the redemption of Subordinated Indebtedness of the Issuer or any Guarantor (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the "Limitations on Additional Indebtedness" covenant and the other terms of the Indenture;

    (4) the redemption of any Disqualified Capital Stock of any Person in exchange for, or out of the net proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of the Issuer) of, Disqualified Capital Stock of such Person; provided that any Disqualified Capital Stock so issued has a stated liquidation, redemption or similar value no greater than the Disqualified Capital Stock being redeemed and matures, is mandatorily redeemable and/or is redeemable at the sole option of the holder thereof on a date later than the date of the Disqualified Capital Stock being redeemed; or

    (5) other Restricted Payments in an aggregate amount not to exceed $5.0 million;

provided that (a) in the case of any Restricted Payment pursuant to clause (2),
(3), (4) or (5), above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Capital Stock pursuant to clause (2), (3) or (4) above shall increase the Restricted Payments Basket.

 Limitations on Dividend and Other Restrictions Affecting Restricted
 Subsidiaries

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (a) pay dividends or make any other distributions on or in respect of its Capital Stock;

  (b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

  (c)  transfer any of its assets to the Issuer or any other Restricted
       Subsidiary;

except for:

    (1) encumbrances or restrictions existing under or by reason of applicable law;

    (2) encumbrances or restrictions existing under the Indenture, the notes and the note Guarantees;

    (3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

    (4) encumbrances or restrictions existing under agreements existing on the date of the Indenture as in effect on that date;

    (5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

    (6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

    (7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

    (9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

    (10) restrictions contained in instruments governing Purchase Money Indebtedness and Capitalized Leases incurred in compliance with the covenant described under "--Limitations on Additional Indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

    (11) restrictions applicable only to Foreign Restricted Subsidiaries that are not Guarantors or the property or assets of such Foreign Restricted Subsidiaries;

    (12) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; and

    (13)  encumbrances and restrictions under the Revolving Credit
          Facility.

 Limitations on Transactions with Affiliates

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an "Affiliate Transaction"), unless:

  (1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

  (2)  the Issuer delivers to the Trustee:

    (a) with respect to any Affiliate Transaction involving aggregate value in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause
         (1) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

    (b) with respect to any Affiliate Transaction involving aggregate value of $5.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

   The foregoing restrictions shall not apply to:

    (a) transactions exclusively between or among (1) the Issuer and one or more Restricted Subsidiaries or (2) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Capital Stock of any such Restricted Subsidiary;

    (b) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Independent Directors;

    (c) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the

       Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

    (d) loans and advances permitted by clause (3) of the definition of "Permitted Investment"; and

    (e) Restricted Payments of the type described in clause (1), (2) or (4) of the definition of "Restricted Payment" and which are made in accordance with the covenant described under "--Limitations on Restricted Payments."

 Limitations on Liens

   The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of the Issuer or any Guarantor (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:

  (1) in the case of any Lien securing an obligation that ranks pari passu with the notes or a note Guarantee, effective provision is made to secure the notes or such note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

  (2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a note Guarantee, effective provision is made to secure the notes or such note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

   The foregoing restrictions shall not apply to:

  (1) Liens existing on the Issue Date (after giving effect to the sale of the outstanding notes and the application of the net proceeds thereof) securing Indebtedness outstanding on the Issue Date;

  (2) Liens on accounts receivable, inventory, Capital Stock of Subsidiaries, cash and Cash Equivalents of the Issuer or a Guarantor securing obligations under the Revolving Credit Facility;

  (3)  Liens in favor of the Issuer or a Guarantor;

  (4)  Liens securing the notes or a note Guarantee;

  (5)  Liens to secure Purchase Money Indebtedness;

  (6) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Guarantor;

  (7) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Guarantor (and not created in anticipation or contemplation thereof);

  (8) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (1), (4), (5), (6) and (7); provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

  (9) Liens to secure Attributable Indebtedness and/or that are permitted to be incurred pursuant to the covenant described under "--Limitations on Sale and Leaseback Transactions"; provided that any such Liens do not extend to or cover any assets of the Issuer or any Guarantor other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

  (10) Liens incurred in the ordinary course of business of the Issuer or any Guarantor with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $25.0 million at any one time outstanding; and

  (11)  Permitted Liens.

 Limitations on Asset Sales

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

  (2) at least 80% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

   For purposes of clause (2), the following shall be deemed to be cash:

  (a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, and

  (b) the amount of any obligations received from such transferee that are within 30 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received).

   If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

   If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 270 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

  (1) satisfy all mandatory repayment obligations under the Revolving Credit Facility arising by reason of such Asset Sale;

  (2) repay any Indebtedness which was secured by the assets sold in such Asset Sale;

  (3) in the case of a Foreign Restricted Subsidiary that is not a Guarantor, repay any Indebtedness of such Foreign Restricted Subsidiary; and/or

  (4) invest all or any part of the Net Available Proceeds in the purchase of assets to be used by the Issuer or any Restricted Subsidiary in the Eyeglass Lens Business; provided that to the extent the applicable Net Available Proceeds relate to an Asset Sale involving assets of the Issuer or a Guarantor, such Net Available Proceeds shall be invested in assets of the Issuer or a Guarantor.

   The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to redeem) any Pari Passu Indebtedness of the Issuer or a Guarantor the provisions of which require the Issuer or a Guarantor to redeem (or make an offer to redeem) such Indebtedness with the proceeds from any Asset Sales, in an aggregate principal amount of notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

  (1) the Issuer will (a) make an offer to purchase (a "Net Proceeds Offer") to all holders in accordance with the procedures set forth in the Indenture, and (b) redeem (or make an offer to redeem) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the notes and such other Indebtedness required to be redeemed, the maximum principal amount (expressed as a multiple of (Euro)1,000) of notes and Pari Passu Indebtedness that may be redeemed out of the amount (the "Payment Amount") of such Excess Proceeds;

  (2) the offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture and the redemption price for such Pari Passu Indebtedness (the "Pari Passu Indebtedness Price") shall be as set forth in the related documentation governing such Indebtedness;

  (3) if the aggregate Offered Price of notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount available to repurchase the notes (with any portion of the Payment Amount not utilized to redeem Pari Passu Indebtedness because the holder of such Indebtedness did not accept the redemption offer being deemed not available to repurchase the notes), notes to be purchased will be selected on a pro rata basis; and

  (4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

   To the extent that the sum of the aggregate Offered Price of notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the Indenture.

   In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "--Limitations on Mergers, Consolidations, Etc.," the successor corporation shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

   The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on Asset Sales" provisions of the Indenture by virtue of this compliance.

 Limitations on Designation of Unrestricted Subsidiaries

   The following Subsidiary will be designated an Unrestricted Subsidiary as of the Issue Date: Sola Optical China Ltd.

   The Issuer may designate any other Subsidiary of the Issuer as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2) the Issuer would be permitted to make, at the time of such Designation,
      (x) a Permitted Investment or (y) an Investment pursuant to the first paragraph of "--Limitations on Restricted Payments" above, in either case, in an amount (the "Designation Amount") equal to the Fair Market Value of the Issuer's proportionate interest in such Subsidiary on such date.

   Neither the Issuer nor any Restricted Subsidiary shall at any time (x) provide credit support for, subject any of its assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except, in any case, for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Guarantor, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under "--Limitations on Restricted Payments." No holder of any Indebtedness of any Unrestricted Subsidiary shall have a right to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity as a result of a default on any Indebtedness of the Issuer or any Restricted Subsidiary, except to the extent such Indebtedness is a guarantee by such Unrestricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary.

   The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation") only if:

  (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

  (2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

   All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

   Unrestricted Subsidiaries are generally not restricted by the covenants of the Indenture. The Indenture generally places no restriction on an Unrestricted Subsidiary's ability to, among other things, incur Indebtedness, make Restricted Payments (including Investments), or merge, consolidate or sell all or any portion of its assets.

 Limitations on Sale and Leaseback Transactions

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

  (1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitations on Additional Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under "--Limitations on Liens";

  (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

  (3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under "--Limitations on Asset Sales."

 Limitations on the Issuance or Sale of Capital Stock of Restricted
 Subsidiaries

   The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Capital Stock of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value, or (2) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary.

 Limitations on Mergers, Consolidations, Etc.

   The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

  (1) either:

    (a) the Issuer will be the surviving or continuing corporation; or

    (b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor") is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the new notes and the Indenture;

  (2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

  (3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of the Issuer or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Issuer immediately prior to such transaction and (b) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

   For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

   Except as provided in the second paragraph under the caption "--Note Guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

  (1)  either:

    (a) such Guarantor, another Guarantor or the Issuer will be the surviving or continuing corporation; or

    (b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the note Guarantee of such Guarantor and the Indenture and, is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

  (2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

  (3) immediately after giving effect to such transaction, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

   Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the notes or its note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the notes and the note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the notes or in respect of its note Guarantee, as the case may be, and all of the Issuer's or such Guarantor's other obligations and covenants under the notes, the Indenture and its note Guarantee, if applicable.

   Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or a Guarantor.

 Note Guarantees

   If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than (i) a Subsidiary that has been Designated an Unrestricted Subsidiary, (ii) an Insignificant Domestic Restricted Subsidiary or (iii) a Foreign Restricted Subsidiary), (b) any Unrestricted Subsidiary is Redesignated a Restricted Subsidiary (other than a Restricted Subsidiary that is an Insignificant Domestic Restricted Subsidiary or a Foreign Restricted Subsidiary) or (c) any Restricted Subsidiary that was an Insignificant Domestic Restricted Subsidiary fails to continue to qualify as an Insignificant Domestic Restricted Subsidiary then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

  (1) execute and deliver to the Trustee (x) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the new notes and the Indenture (a "note Guarantee") and (y) a notation of guarantee in respect of its note Guarantee; and

  (2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (x) has been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

   The Issuer may at its option cause any other Restricted Subsidiary to become a Guarantor by complying with the provisions of clauses (1) or (2) above.

   The obligations of each Guarantor under its note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility permitted under clause (1) of "--Certain Covenants--Limitations on Additional Indebtedness") and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment for distribution under its note Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

   In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor then held by the Issuer and the Restricted Subsidiaries, then that Guarantor will be released and relieved of any obligations under its note Guarantee; provided that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, to the extent required thereby. See "--Certain Covenants--Limitations on Asset Sales." In addition, the Indenture provides that any Guarantor that is Designated as an Unrestricted Subsidiary or that otherwise ceases to be a Guarantor, in each case in accordance with the provisions of the Indenture, will be released from its note Guarantee upon effectiveness of such Designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

 Conduct of Business

   The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Eyeglass Lens Business.

 Reports

   Whether or not required by the rules and regulations of the SEC, beginning with the annual report on Form 10-K for the year ending March 31, 2001, and thereafter for so long as any notes are outstanding, the Issuer and the Guarantors will (1) file with the SEC, to the extent such filings are accepted by the SEC, all quarterly and annual reports and other information, documents and reports the Issuer and the Guarantors would be required to file (the "Required Reports") with the SEC if the Issuer and the Guarantors were subject to Section 13 or Section 15(d) of the Exchange Act, and (2) deliver to the Holders and the Trustee within 15 days of such filings, copies of same. At any time that such filings are not accepted by the SEC, the Issuer and the Guarantors will deliver all of the information included in the Required Reports to the Trustee and the Holders within 15 days of the date the filing deadlines would have been had the Required Reports been required to be filed with the SEC at such time. In addition, for as long as any notes remain outstanding, the Issuer and the Guarantors will furnish to the Holders, securities analysts and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act. The Issuer and the Guarantors will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Events of Default

   Each of the following is an "Event of Default":

  (1) failure by the Issuer to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for 30 days;

  (2) failure by the Issuer to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

  (3) failure by the Issuer to comply with any of its agreements or covenants described above under "--Certain Covenants--Limitations on Mergers, Consolidations, Etc.," or in respect of its obligations to make a Change of Control Offer as described above under "--Change of Control";

  (4) failure by the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the notes then outstanding;

  (5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the date of the Indenture, which default:

    (a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

    (b) results in the acceleration of such Indebtedness prior to its express final maturity, or

    (c) results in the commencement of judicial proceedings to foreclose upon, or the exercise of remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more;

  (6) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

  (7) the Issuer or any Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law,

    (a)  commences a voluntary case,

    (b) consents to the entry of an order for relief against it in an involuntary case,

    (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

    (d)  makes a general assignment for the benefit of its creditors;

  (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

    (a) is for relief against the Issuer or any Restricted Subsidiary as debtor in an involuntary case,

    (b) appoints a Custodian of the Issuer or any Restricted Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Restricted Subsidiary, or

    (c) orders the liquidation of the Issuer or any Restricted Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

  (9) any note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its note Guarantee (other than by reason of release of a Guarantor from its note Guarantee in accordance with the terms of the Indenture and the note Guarantee).

   If an Event of Default (other than an Event of Default specified in clause
(7) or (8) above involving the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture governing such notes. If an Event of Default specified in clause (7) or (8) involving the Issuer occurs, all outstanding notes shall become due and payable without any further action or notice.

   The Trustee shall, within 30 days of the occurrence of any Default with respect to the notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the notes or a Default in complying with "--Certain Covenants--Limitations on Mergers, Consolidations, Etc.," the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

   No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

  (1) has failed to act for a period of 90 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of notes outstanding;

  (2) has been offered indemnity satisfactory to it in its reasonable judgment; and

  (3) has not received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request.

   However, such limitations do not apply to a suit instituted by a Holder of any note for enforcement of payment of the principal of or interest on such note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "--Events of Default" section).

   The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

   The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes and the note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding notes and note Guarantees, except as to:

  (1) rights of Holders to receive payments in respect of the principal of and interest on the notes when such payments are due from the trust funds referred to below,

  (2) the Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer's obligation in connection therewith, and

  (4) the Legal Defeasance provisions of the Indenture.

   In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, euros, Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest, if any, on the notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes, and the Holders must have a valid, perfected, exclusive security interest in such trust,

  (2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

    (a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

    (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

  (4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

  (5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

  (6) the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

  (7) the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers' Certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and
      (5) of this paragraph have been complied with.

   If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then the Issuer's obligations and the obligations of Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect as to all outstanding notes when either:

  (1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

  (2)(a) all notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under "--Optional Redemption" and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

    (b)  the Issuer has paid all sums payable by it under the Indenture,

    (c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

    (d) the Holders have a valid, perfected, exclusive security interest in this trust.

   In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

   A Holder will be able to register the transfer of or exchange of notes only in accordance with the provisions of the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the registrar is not required (1) to register the transfer of or exchange any note selected for redemption, (2) to register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or (3) to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.

   The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Amendment, Supplement and Waiver

   Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in principal amount of the notes then outstanding; provided that:

  (A) no such amendment may, without the consent of the Holders of two-thirds in aggregate principal amount of notes then outstanding, amend the obligation of the Issuer under the heading "--Change of Control" or in the obligations of the Issuer to make a Net Proceeds Offer or the related definitions that could adversely affect the rights of any Holder; and

  (B) without the consent of each Holder affected, the Issuer and the Trustee may not:

    (1)  change the maturity of any note;

    (2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the notes;

    (3) except as permitted by (A) above, reduce any premium payable upon optional redemption or acceleration of the notes, change the date on which any notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the notes;

    (4) make any note payable in money or currency other than that stated in the notes;

    (5) (x) take any action that would subordinate the notes or the note Guarantees to any other Indebtedness of the Issuer or any Guarantor, respectively, or (y) otherwise affect the ranking or priority of the notes or the note Guarantees, in the case of this clause (y), in a manner which adversely affects the Holders;

    (6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

    (7) impair the rights of Holders to receive payments of principal of or interest on the notes;

    (8) release any Guarantor from any of its obligations under its note Guarantee or the Indenture, except as permitted by the Indenture; or

    (9)  make any change in these amendment and waiver provisions.

   Notwithstanding the foregoing, the Issuer and the Trustee may amend the Indenture, the note Guarantees or the notes without the consent of any Holder, to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuer's obligations to the Holders in the case of a merger or acquisition, to release any Guarantor from any of its obligations under its note Guarantee or the Indenture (to the extent permitted by the Indenture), to add Guarantors, to make any change that does not adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer under the notes or the Indenture or of any Guarantor under its note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

   The Bank of New York is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

   The Indenture, the notes and the note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all those terms.

   "Acquired Indebtedness" means (a) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

   "Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under "--Certain Covenants--Limitations on Transactions with Affiliates," Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

   "amend" means to amend, supplement, restate, amend and restate or otherwise modify; and "amendment" shall have a correlative meaning.

   "asset" means any asset or property.

   "Asset Acquisition" means

  (a) an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

  (b) the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

   "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

  (1)  transfers of cash or Cash Equivalents;

  (2) transfers of assets (including Capital Stock) that are governed by, and made in accordance with, the provisions described under "--Certain Covenants--Limitations on Mergers, Consolidations, Etc.";

  (3) Permitted Investments and Restricted Payments permitted under the covenant described under "--Certain Covenants--Limitations on Restricted Payments";

  (4)  the creation or realization of any Permitted Lien;

  (5) transfers of damaged, worn-out or obsolete assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; and

  (6) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $250,000.

   "Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

   "Bankruptcy Law" means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

   "Board of Directors" means, with respect to any Person, the board of directors or comparable governing body of such Person.

   "Board Resolution" of a Person means a duly adopted resolution of the Board of Directors of such Person and delivered to the Trustee.

   "Capital Stock" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

   "Capitalized Lease" means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

   "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

   "Cash Equivalents" means:

  (1) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

  (2) demand and time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

  (3) commercial paper maturing no more than 360 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

  (4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

  (5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

   "Change of Control" means the occurrence of any of the following events:

  (1) any "person" or "group" (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Issuer;

  (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Issuer; or

  (3) (x) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or (y) Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which the Persons owning Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of Issuer immediately prior to the consummation of such transaction or series of related transactions do not own Voting Stock representing a majority of the total voting power of the Voting Stock of Issuer or the surviving or transferee Person immediately after such consummation.

   "Consolidated Amortization Expense" for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts for such period of

  (1)  Consolidated Net Income; plus

  (2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders:

    (a)  Consolidated Income Tax Expense;

    (b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense);

    (c)  Consolidated Depreciation Expense;

    (d)  Consolidated Interest Expense;

    (e) the amount of any earn-out payment or bonus paid by the Issuer or any Restricted Subsidiary for such period to the seller(s) of any Capital Stock or business acquired by the Issuer or any Restricted Subsidiary, which payment is made pursuant to the terms of a purchase or similar agreement entered into at the time of the acquisition; and

    (f) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period;

    in each case determined on a consolidated basis in accordance with GAAP; minus

  (3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

   "Consolidated Depreciation Expense" for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Income Tax Expense" for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Coverage Ratio" means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the "Four-Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") to Consolidated Interest Expense for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

  (2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

   If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

   In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage
Ratio:

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  (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

  (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

  (3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

   "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

  (1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness;

  (2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings;

  (3) the net costs associated with Hedging Obligations;

  (4) amortization of debt discount or premium;

  (5) amortization of debt issuance costs and other financing fees and expenses (other than such costs, fees and expenses incurred in connection with the refinancing described in this prospectus);

  (6) the interest portion of any deferred payment obligations;

  (7) all other non-cash interest expense;

  (8) capitalized interest;

  (9) the product of (a) all dividend payments on any series of Disqualified Capital Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Capital Stock or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal; and

  (10) all interest payable with respect to discontinued operations.

   "Consolidated Net Income" for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

  (2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

  (3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

  (4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

  (5) other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (x) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (y) any Asset Sale by the Issuer or any Restricted Subsidiary;

  (6) other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Issuer or any Restricted Subsidiary during such period; and

  (7) the effect of the Special Charges or the effect of any reversal or reclassification after the Issue Date of any of the Special Charges.

   In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (c)(4) of the first paragraph under "--Certain Covenants--Limitations on Restricted Payments" or was deemed to reduce the amount of Investments outstanding pursuant to clause (12) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Capital Stock of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries and
(2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

   "Currency Protection Obligations" of any Person means agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

   "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

   "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both would be, an Event of Default.

   "Designation" has the meaning given to that term in the covenant described under "--Certain Covenants--Limitation on Designation of Unrestricted Subsidiaries"; and "Designate" has a correlative meaning.

   "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or organized under the laws of the United States, any State or the District of Columbia.

   "Designation Amount" has the meaning given to that term in the covenant described under "--Certain Covenants--Limitation on Designation of Unrestricted Subsidiaries."

   "Disqualified Capital Stock" of any Person means any Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the notes; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the notes shall not constitute Disqualified Capital Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption "--Change of Control" and such Capital Stock specifically provides that the Issuer will not redeem any such Capital Stock pursuant to such provisions prior to the Issuer's purchase of the notes as required pursuant to the provisions described under the caption "--Change of Control."

   "Eligible Jurisdiction" means any country in the European Union (as it exists on the Issue Date) or Switzerland.

   "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

   "Eyeglass Lens Business" means (i) the design, manufacture and distribution of plastic and glass eyeglass lenses, (ii) the design, manufacture and distribution of lens coatings and treatments and (iii) other optical lens related businesses.

   "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $2.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee. Fair Market Value (other than of any asset with a public trading market) in excess of $10.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion delivered to the Trustee.

   "Foreign Restricted Subsidiary" means a Restricted Subsidiary other than a Domestic Restricted Subsidiary.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

   "Government Obligations" means securities issued or directly and fully guaranteed or insured by the governments of any Eligible Jurisdiction rated AAA or above and having maturities of not more than one year from the date of acquisition.

   "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay

(or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). "guarantee," when used as a verb, and "guaranteed" have correlative meanings.

   "Guarantors" means each Person that becomes a Guarantor by the terms of the Indenture after the Issue Date, in each case, until such Person is released from its note Guarantee.

   "Hedging Obligations" of any Person means Interest Rate Protection Obligations and Currency Protection Obligations of such Person.

   "Holder" means any registered holder, from time to time, of the notes.

   "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

   "Indebtedness" of any Person at any date means, without duplication:

  (1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

  (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

  (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

  (5) the maximum fixed redemption or repurchase price of all Disqualified Capital Stock of such Person;

  (6)  all Capitalized Lease Obligations of such Person;

  (7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or a Restricted Subsidiary that is guaranteed by the Issuer or another Restricted Subsidiary shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis;

  (9)  all Attributable Indebtedness;

  (10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

  (11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (x) the Fair Market Value of any asset

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

subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (y) the amount of the Indebtedness secured. For purposes of the preceding sentence, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or convened), such Fair Market Value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

   "Independent Director" means a director of the Issuer who:

  (1)  is independent with respect to the transaction at issue;

  (2) does not have any material financial interest in the Issuer or any of its Affiliates; and

  (3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Issuer or any of its Affiliates, other than customary directors' fees for serving on the Board of Directors of the Issuer or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Issuer's or Affiliate's board and board committee meetings.

   "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

   "Insignificant Domestic Restricted Subsidiary" means a Domestic Restricted Subsidiary with (1) net sales that are less than 5.0% of the consolidated net sales of the Issuer and the Restricted Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Issuer is available and (2) tangible assets that are less than 2.5% of Total Tangible Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Issuer and the Restricted Subsidiaries is available; provided, however, that (A) the aggregate net sales of all Domestic Restricted Subsidiaries treated as Insignificant Domestic Restricted Subsidiaries for purposes of the Indenture may not exceed 5.0% of the consolidated net sales of the Issuer and the Restricted Subsidiaries for any such fiscal quarter and (B) the aggregate tangible assets of all Domestic Restricted Subsidiaries treated as Insignificant Domestic Restricted Subsidiaries for purposes of the Indenture may not exceed 5.0% of Total Tangible Assets as of the end of any such fiscal quarter. In the event that the Insignificant Domestic Restricted Subsidiaries exceed in the aggregate either of the totals in (A) or (B) above, the Issuer shall cause one or more Domestic Restricted Subsidiaries to become Guarantors to the extent necessary to be in compliance with clauses (A) and (B) above.

   "interest" means, with respect to the notes, interest on the notes.

   "Interest Rate Protection Obligations" of any Person means the obligations of such Person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

   "Investments" of any Person means:

  (1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

  (2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person;

  (3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

  (4)  the Designation of any Subsidiary as an Unrestricted Subsidiary.

   Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "--Certain Covenants--Limitations on Designation of Unrestricted Subsidiaries." If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such former Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. Notwithstanding the foregoing, purchases or redemptions of Capital Stock of the Issuer shall be deemed not to be Investments.

   "Issue Date" means April 17, 2001.

   "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

   "Moody's" means Moody's Investors Service, Inc., and its successors.

   "Net Available Proceeds" means, with respect to any Asset Sale (other than a Planned Asset Sale), the proceeds thereof in the form of cash or Cash Equivalents, net of

  (1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

  (2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

  (4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

  (5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

   The proceeds from the Planned Asset Sales shall be deemed to result in no Net Available Proceeds.

   "Obligation" means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Officer" means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the notes or the note Guarantees, as applicable.

   "Permitted Investment" means:

  (1) Investments by the Issuer or any Restricted Subsidiary in (x) any Restricted Subsidiary or (y) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

  (2)  Investments in the Issuer by any Restricted Subsidiary;

  (3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes not in excess of $2.5 million at any one time outstanding;

  (4) Hedging Obligations incurred pursuant to clause (5) of the second paragraph under the covenant described under "--Certain Covenants-- Limitations on Additional Indebtedness";

  (5)  Cash Equivalents;

  (6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (7) Investments of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date;

  (8) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (9) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Certain Covenants-- Limitations on Asset Sales";

  (10) lease, utility and other similar deposits in the ordinary course of business;

  (11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments; and

  (12) other Investments in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

   The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

  (a) upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

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

  (b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer's proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

   "Permitted Liens" means the following types of Liens:

  (1)  Liens for taxes, assessments or governmental charges or claims either
       (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

  (6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

  (7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

  (8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and set-off; and

  (9) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.


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

   "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

   "Planned Asset Sales" means sales of vacant land and land and buildings in Petaluma, California, land and a building in Wexford, Ireland and future asset sales consummated within twelve months after the Issue Date, which future asset sales shall not have aggregate proceeds in excess of $5.0 million.

   "Preferred Stock" means, with respect to any Person, any and all preferred or preference stock or other preferred equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

   "principal" means, with respect to the notes, the principal of, and premium, if any, on the notes.

   "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Issuer generating gross proceeds of at least $50.0 million pursuant to an effective registration statement filed under the Securities Act.

   "Purchase Money Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of any assets (including, without limitation, Capital Stock of any Person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified assets being financed (including the assets of any person whose Capital Stock is acquired) or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached; provided, further, however, that such Indebtedness is incurred within 90 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary.

   "Qualified Capital Stock" means Capital Stock of the Issuer other than Disqualified Capital Stock; provided that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (A) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (B) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

   "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning.

   "Redesignation" has the meaning given to that term in the covenant described under "--Certain Covenants--Limitation on Designation of Unrestricted Subsidiaries"; and "Redesignate" has a correlative meaning.

   "refinance" means to refinance, repay, prepay, replace, renew or refund.

   "Refinancing Indebtedness" means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the "Refinanced Indebtedness") in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

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  (1)  the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

  (2) if the Refinanced Indebtedness was subordinated to or pari passu with the notes or the note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the notes or the note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

  (3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or
       (b) after the maturity date of the notes;

  (4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the notes; and

  (5) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

   "Restricted Payment" means any of the following:

  (1) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer or any Restricted Subsidiary (other than (a) dividends or distributions payable solely in Qualified Capital Stock and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary);

  (2) the redemption of any Capital Stock of the Issuer or any Restricted Subsidiary (other than any such Capital Stock held by the Issuer or any Restricted Subsidiary);

  (3)  any Investment other than a Permitted Investment; or

  (4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

   The amount of any Restricted Payment that is not paid in cash shall be the Fair Market Value thereof at the time of the Restricted Payment.

   "Restricted Payments Basket" has the meaning given to that term in the first paragraph of the covenant described under "--Certain Covenants--Limitations on Restricted Payments."

   "Restricted Subsidiary" means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

   "Revolving Credit Facility" means a revolving credit facility entered into by the Issuer and one or more of its Subsidiaries and a lender or group of lenders, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.


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

   "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

   "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

   "SEC" means the U.S. Securities and Exchange Commission.

   "Secretary's Certificate" means a certificate signed by the Secretary of the Issuer.

   "Securities Act" means the U.S. Securities Act of 1933, as amended.

   "Special Charges" includes all special charges and inventory write-downs recorded through December 31, 2000 as well as anticipated special charges to be recorded in the quarter ended March 31, 2001 not to exceed $15.0 million.

   "Subordinated Indebtedness" means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the notes or the note Guarantees, respectively.

   "Subsidiary" means, with respect to any Person:

  (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   Unless otherwise specified, "Subsidiary" refers to a Subsidiary of the Issuer.

   "Total Tangible Assets" means, as of any date, the total amount of tangible assets of the Issuer and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

   "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

   "Unrestricted Subsidiaries" means (1) Sola Optical China Ltd. and any other Subsidiary that has been Designated an Unrestricted Subsidiary, in each case, until such Subsidiary is Redesignated a Restricted Subsidiary, and (2) any Subsidiary of an Unrestricted Subsidiary.

   "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

   "Voting Stock" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then

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

remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

   "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors' qualifying shares or de minimis interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

                OUTSTANDING NOTES REGISTRATION RIGHTS AGREEMENT

   In connection with the sale of the outstanding notes, we entered into a registration rights agreement. Under the agreement, we agreed to:

  . file an exchange offer registration statement for the outstanding notes with the SEC on or prior to the 75th day after the date that the outstanding notes were first issued;

  . use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than the 150th day after the outstanding notes were first issued; and

  . use our reasonable best efforts to complete the exchange offer no later than 180 days after the outstanding notes were first issued.

   Upon the exchange offer registration statement being declared effective, we will offer the new notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the notes. For each outstanding note surrendered to us in connection with the exchange offer, the holder of the note will receive a new outstanding note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange therefor, or if no interest has been paid on the outstanding note, from the date of its original issue.

   If any of the following occurs:

  (1) the exchange offer registration statement is not filed with the SEC on or before the 75th calendar day following the date of the original issuance of the outstanding notes or, if that day is not a business day, then the next day that is a business day;

  (2) the exchange offer registration statement is not declared effective on or before the 150th calendar day following the date of the original issuance of the outstanding notes or, if that day is not a business day, then the next day that is a business day;

  (3) the exchange offer is not completed on or before the 180th calendar day following the date of the original issuance of the outstanding notes or, if that day is not a business day, then the next day that is a business day; or

  (4) the shelf registration statement is required to be filed but is not declared effective by the later of 180 calendar days after the original issuance of the outstanding notes or 90 days after the shelf registration statement is required to be filed with the SEC or is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions) (each event referred to in clauses 1 through 4 above, a "registration default");


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

the interest rate borne by the outstanding notes will be increased by 0.25% per annum over the stated rate for the outstanding notes upon the occurrence of a registration default. This rate will continue to increase by 0.25% for each 90-day period that the Liquidated Damages (as defined below) continue to accrue under any such circumstance. However, the maximum total increase in the interest rate will in no event exceed one percent (1.00%) per year.

   We refer to this increase in the interest rate on the outstanding notes as "Liquidated Damages." Such interest is payable in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes in cash on each interest payment date to the holders of record for such interest payment date. After the cure of registration defaults, the accrual of Liquidated Damages will stop and the interest rate will revert to the original rate.

   Under certain circumstances, we may delay the filing or the effectiveness of the exchange offer or the shelf registration and shall not be required to maintain its effectiveness or amend or supplement it for a period of up to 60 days during any 12-month period. Any delay period will not alter our obligation to pay Liquidated Damages with respect to a registration default.

   If any changes in applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if for any reason the exchange offer is not completed within 180 days following the date of the original issuance of the outstanding notes, or if any holder of the notes, other than the initial purchaser, is not eligible to participate in the exchange offer, or upon the request of the initial purchaser under the specified circumstances, we will, at our cost:

  . as promptly as practicable, file a shelf registration statement covering resales of the outstanding notes or new notes, as applicable;

  . use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the later of 180 calendar days after the original issue date of the outstanding notes or 90 days after the shelf registration is filed with the SEC; and

  . use our reasonable best efforts to keep effective the shelf registration until two years after the date of original issuance of the outstanding notes or such shorter period ending when all of the registrable notes covered by the registration statement have been sold as contemplated by the registration statement.

                        DESCRIPTION OF BOOK-ENTRY SYSTEM

General

   We will issue the new notes as one or more global notes. The global notes will be deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme, or its nominee. Thereafter, book-entry interests therein will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream, Luxembourg and their participants.

   Book-entry interests will not be held in definitive form. Instead, Euroclear and/or Clearstream, Luxembourg will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, holders of book-entry interests will not be considered the owners or "holders" of notes for any purpose.

   So long as the notes are held in global form, the common depositary (or its nominee) will be considered the sole holder of global notes for all purposes under the indenture. In addition, participants must rely on the

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

procedures of Euroclear and Clearstream, Luxembourg and indirect participants must rely on the procedures of the participants through which they own book-entry interests to exercise any rights of holders under the indenture.

   None of us, the trustee or the registrar will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

Definitive Registered Notes

   Under the terms of the indenture, owners of book-entry interests will receive definitive registered notes:

  (1) if either Euroclear or Clearstream, Luxembourg notifies us that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by us within 120 days;

  (2) if Euroclear or Clearstream, Luxembourg so requests following an event of default under the indenture;

  (3) in whole (but not in part) at any time if we in our sole discretion determine that the global notes should be exchanged for definitive registered notes; or

  (4) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream, Luxembourg following an event of default under the indenture.

   In such an event, the registrar will issue definitive registered notes registered in the name or names and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream, Luxembourg, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

Redemption of Global Notes

   In the event any global note (or any portion thereof) is redeemed, the common depositary will redeem an equal amount of the book-entry interests in such global note from the amount received by it in respect of the redemption of such global note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by the common depositary in connection with the redemption of such global note (or any portion thereof). We understand that under existing practices of Euroclear and Clearstream, Luxembourg, if fewer than all of the notes are to be redeemed at any time, Euroclear and Clearstream, Luxembourg will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than (Euro)1,000 principal amount may be redeemed in part.

Payments on Global Notes

   Payments of any amounts owing in respect of the global notes (including principal, premium, if any, and interest) will be made by us in euros to the relevant paying agent. The relevant paying agent will, in turn, make such payments to the common depositary for Euroclear and Clearstream, Luxembourg, which will distribute such payments to participants in accordance with its procedures.

   Under the terms of the indenture, we and the trustee will treat the registered holder of the global notes (e.g., the common depositary (or its nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, the trustee or any agent of us or the trustee has or will have any responsibility or liability for:

  (1) any aspect of the records of Euroclear, Clearstream, Luxembourg or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining,

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

     supervising or reviewing any of the records of Euroclear, Clearstream, Luxembourg or any participant or indirect participant relating to or payments made on account of a book-entry interest; or

  (2) Euroclear, Clearstream, Luxembourg or any participant or indirect participant.

   Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Action by Owners of Book-Entry Interests

   We understand that Euroclear and Clearstream, Luxembourg will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. The common depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the notes, each of Euroclear and Clearstream, Luxembourg reserves the right to exchange the global notes for definitive registered notes in certificated form, and to distribute such notes to its participants.

Transfers

   Any book-entry interest in one of the global notes that is transferred to a person who takes delivery in the form of a book-entry interest in the other global note will, upon transfer, cease to be a book-entry interest in the first-mentioned global note and become a book-entry interest in the other global note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to book-entry interests in such other global note for as long as it retains such a book-entry interest.

   Definitive registered notes may be transferred and exchanged for book-entry interests in a global note only as described herein and in the indenture and, if required, only after the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Information Concerning Euroclear and Clearstream, Luxembourg

   Sola understands as follows with respect to Euroclear and Clearstream,
Luxembourg:

   Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Global Clearance and Settlement under the Book-Entry System

   The book-entry interests will trade through participants of Euroclear or Clearstream, Luxembourg, and will settle in same-day funds. Since the place of purchase determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following general discussion summarizes the material U.S. federal income tax consequences of the exchange offer to holders of outstanding notes. The discussion is for general information purposes only and is limited to the U.S. federal income tax consequences of the exchange offer. It does not address the U.S. federal income tax consequences of the ownership or disposition of the outstanding notes or the new notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the outstanding notes is contained in the offering memorandum for the outstanding notes.

   This discussion does not consider the impact, if any, of the holder's personal circumstances on the tax consequences of the exchange offer to such holder. In addition, this discussion does not address the U.S. federal income tax consequences of holders subject to special treatment under U.S. federal income tax laws, such as pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the outstanding notes as part of a straddle, a hedge against currency risk, a conversion transaction or other integrated investment, persons that have a functional currency other than the U.S. dollar or investors who are U.S. expatriates. In addition, this discussion does not describe any state, local, or foreign tax consequences of the exchange.

   This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date of the prospectus, and all of which are subject to change, possibly on a retroactive basis. This discussion does not foreclose the possibility of a contrary decision by the Internal Revenue Service (IRS) or a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

   Holders of outstanding notes should consult their own tax advisors regarding the application of U.S. federal income tax laws, as well as the tax laws of any state, local, or foreign jurisdiction, to the exchange offer (and to holding and disposing of the notes) in light of their particular circumstances.

   Subject to the foregoing, the exchange of outstanding notes for the new notes under the terms of the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. As a result, (1) a holder should not recognize taxable gain or loss as a result of exchanging outstanding notes for the new notes under the terms of the exchange offer, (2) the holder's holding period of the new notes should include the holding period of the outstanding notes exchanged for the new notes, and (3) a holder's adjusted tax basis in the new notes should be the same as his or her adjusted tax basis, immediately before the exchange, in the outstanding notes surrendered in the exchange offer.

                              PLAN OF DISTRIBUTION

   Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . the new note is acquired in the ordinary course of the holder's business;

  . the holder does not have an arrangement or understanding with any person to participate in a distribution of the new notes;

  . the holder is not engaging in, and does not intend to engage in, a distribution of the new notes; and

  . the holder is not our "affiliate" within the meaning of Rule 405 of the Securities Act.

   If a holder of outstanding notes is our affiliate or is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the new notes, that holder cannot rely on such interpretations by the SEC staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus.

   To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes. Under certain circumstances, we have agreed to use our reasonable best efforts to keep the exchange offer registration statement continuously effective for a period of not to exceed 180 days after the date on which it is declared effective.

   If a holder wishes to exchange its outstanding notes for new notes in the exchange offer, the holder will be required to make representations to us as described in "The Exchange Offer--Representations to Sola" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives new notes for its own account in exchange for outstanding notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions in the over-the-counter market:

  . in negotiated transactions;

  . through the writing of options on the new notes or a combination of such methods of resale;

  . at market prices prevailing at the time of resale; and

  . at prices related to such prevailing market prices or negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

Transfer Restrictions on Outstanding Notes

   The outstanding notes were not registered under the Securities Act. Those outstanding notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an exemption from the Securities Act registration requirements. Accordingly, the outstanding notes were offered and sold only in the United States to "qualified institutional buyers" under Rule 144A under the Securities Act in a private sale exempt from the registration requirements of the Securities Act.

                          GENERAL LISTING INFORMATION

Listing

   Application has been made to list the new notes on the Luxembourg Stock Exchange. In connection with that application, the constitutional documents of Sola and a legal notice (Notice Legal) relating to the issue of the new notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where such documents may be examined and copies obtained free of charge. So long as the new notes are listed on the Luxembourg Stock Exchange and the rules of such exchange require it, the indenture will be available at the specified office of the paying agent in Luxembourg. So long as the new notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, copies of all audited annual financial statements and unaudited quarterly financial statements will be available during normal business hours on any weekday at the offices of such paying agent in Luxembourg. There has been no material adverse change in our consolidated financial position since March 31, 2001.

   So long as the new notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange shall so require, an agent appointed to make payments on, and transfers of, the notes will be maintained in Luxembourg. We have appointed Banque Internationale a Luxembourg as our listing agent, paying agent and transfer agent in Luxembourg. We reserve the right to vary such appointment. The paying agent in Luxembourg will act as intermediary between the holders and us.

Consents and Authorizations

   We obtained all necessary consents, approvals and authorizations in the jurisdiction of our incorporation in connection with the issue and performance of the new notes. The issue of the notes was authorized by resolutions of our Board of Directors.

No Litigation

   We are not involved in, nor have any knowledge of a threat of, any litigation, administrative proceedings or arbitration which, in our judgment, is or may be material in the context of the issue of the new notes, except as disclosed herein.

Auditors

   See "Experts" for a description of our accountants.

Documents for Inspection

   As long as the new notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require us to, we will make the following documents available for your inspection at the specified office of the paying agent and registrar in Luxembourg:

  .  our certified Certificate of Incorporation;

  . purchase agreement dated April 9, 2001 and registration rights agreement dated April 17, 2001 relating to the notes; and

  .  the indenture relating to the new notes.

Notices

   We will be deemed to have given notice to holders of the new notes upon (1) mailing the relevant notices by first class mail, postage prepaid to the holders at their registered addresses as recorded by the registrar; and (2) for as long as the new notes are listed on the Luxembourg Stock Exchange and it is required by the rules of that exchange, publication of the relevant notice to the holders of the new notes in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if publication in such a newspaper is not feasible, in one other leading English language daily newspaper with general circulation in Europe. The newspaper chosen for publication must be published on each business day in morning editions but does not necessarily have to be published on Saturday, Sunday or holidays.

Legal Information

   Our Board of Directors authorized the creation and issuance of the notes on March 22, 2001.

                                 LEGAL MATTERS

   Gardner, Carton & Douglas, Chicago, Illinois will pass upon the validity of the new notes offered by this prospectus. Arnold & Porter, New York, New York will provide an opinion as to the legality of the new notes under New York law.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference to the Sola International Inc. Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Sola International Inc. for the year ended March 31, 1999 appearing in Sola International Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               (Euro)205,000,000

                            SOLA INTERNATIONAL INC.

                               Offer to Exchange

                         new 11% Senior Notes due 2008

                                      for

                   all outstanding 11% Senior Notes due 2008

                               ----------------

                                   PROSPECTUS

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

   We are not offering the new notes in any jurisdiction where the offer is not permitted.

   We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

                                       , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

   The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as in effect as of the date of the adoption of the Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Bylaws further provide that the Company will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company.

   The Bylaws further provide that the Company will pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

   The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

Item 21. Exhibits and Financial Schedules

   (a) The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated.

Exhibit No.                Description of Exhibit                           Reference
-----------                ----------------------                           ---------
                      4.1  Purchase Agreement, dated April 9, 2001, between
                           Sola International Inc. and UBS AG, acting
                           through its business group UBS Warburg

                      4.2  Indenture dated as of April 17, 2001 between     Filed as Exhibit 4.4 to the
                           Sola International Inc. and The Bank of New      Company's Annual Report on Form
                           York, as Trustee, which includes the form of the 10-K for the fiscal year ended
                           new 11% Senior Note due 2008 as an exhibit       March 31, 2001.

                      4.3  Registration Rights Agreement dated April 17,    Filed as Exhibit 4.5 to the
                           2000 among Sola International Inc. and UBS AG,   Company's Annual Report on Form
                           acting through its business group UBS Warburg    10-K for the fiscal year ended
                                                                            March 31, 2001.

                      5.1  Opinion of Arnold & Porter

                      5.2  Opinion of Gardner, Carton & Douglas

                     12.1  Computation of ratio of earnings to fixed        Filed as Exhibit 12.1 to the
                           charges                                          Company's Annual Report on Form
                                                                            10-K for the fiscal year ended
                                                                            March 31, 2001.

                     23.1  Consent of PricewaterhouseCoopers LLP,
                           Independent Accountants

                     23.2  Consent of Ernst & Young LLP, Independent
                           Auditors

                     23.3 Consent of Arnold & Porter (contained in opinion filed as Exhibit 5.1)

                     23.4 Consent of Gardner, Carton & Douglas (contained in opinion filed as Exhibit 5.2)

                     24.1  Powers of Attorney (contained on signature page)

                     25.1  Statement of Eligibility of Trustee

                     99.1  Form of Letter of Transmittal

                     99.2  Form of Notice of Guaranteed Delivery

                     99.3  Form of Letter to Brokers, Dealers, Commercial
                           Banks, Trust Companies and Other Nominees

                     99.4  Form of Letter to Clients

   (b) Financial Statement Schedules

     Incorporated by reference from Schedule II of the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 20 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, the State of California on the 2nd day of July 2001.

                                          Sola International Inc.

                                                    /s/ Steven M. Neil
                                          By: _________________________________
                                                      Steven M. Neil
                                            Executive Vice President, Finance,
                                                           Chief
                                             Financial Officer, Secretary and
                                                         Treasurer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Neil and Jeff Cartwright, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Maurice J. Cunniffe           Chairman of the Board         July 2, 2001
______________________________________
         Maurice J. Cunniffe

       /s/ Jeremy C. Bishop            President and Chief           July 2, 2001
______________________________________  Executive Officer, and
           Jeremy C. Bishop             Director (Principal
                                        Executive Officer)

        /s/ Steven M. Neil             Executive Vice President,     July 2, 2001
______________________________________  Finance, Chief Financial
            Steven M. Neil              Officer, Secretary and
                                        Treasurer (Principal
                                        Financial and Accounting
                                        Officer)

     /s/ Douglas D. Danforth           Director                      July 2, 2001
______________________________________
         Douglas D. Danforth

                                       Director
______________________________________
            Neil E. Leach

        /s/ Hamish Maxwell             Director                      July 2, 2001
______________________________________
            Hamish Maxwell

      /s/ A. William Hamill            Director                      July 2, 2001
______________________________________
          A. William Hamill

      /s/ Jackson L. Schultz           Director                      July 2, 2001
______________________________________
          Jackson L. Schultz

                                 EXHIBIT INDEX

Exhibit No.  Description of Exhibit                           Reference
-----------  ----------------------                           ---------
  4.1        Purchase Agreement, dated April 9, 2001, between
             Sola International Inc. and UBS AG, acting
             through its business group UBS Warburg

  4.2        Indenture dated as of April 17, 2001 between     Filed as Exhibit 4.4 to the
             Sola International Inc. and The Bank of New      Company's Annual Report on Form
             York, as Trustee, which includes the form of the 10-K for the fiscal year ended
             new 11% Senior Note due 2008 as an exhibit       March 31, 2001.

  4.3        Registration Rights Agreement dated April 17,    Filed as Exhibit 4.5 to the
             2000 among Sola International Inc. and UBS AG,   Company's Annual Report on Form
             acting                                           10-K for the fiscal year ended
             through its business group UBS Warburg           March 31, 2001.

  5.1        Opinion of Arnold & Porter

  5.2        Opinion of Gardner, Carton & Douglas

 12.1        Computation of ratio of earnings to fixed        Filed as Exhibit 12.1 to the
             charges                                          Company's Annual Report on Form
                                                              10-K for the fiscal year ended
                                                              March 31, 2001.

 23.1        Consent of PricewaterhouseCoopers LLP,
             Independent Accountants

 23.2        Consent of Ernst & Young LLP, Independent
             Auditors

 23.3 Consent of Arnold & Porter (contained in opinion filed as Exhibit 5.1)

 23.4 Consent of Gardner, Carton & Douglas (contained in opinion filed as Exhibit 5.2)

 24.1        Powers of Attorney (contained on signature page)

 25.1        Statement of Eligibility of Trustee

 99.1        Form of Letter of Transmittal

 99.2        Form of Notice of Guaranteed Delivery

 99.3        Form of Letter to Brokers, Dealers, Commercial
             Banks, Trust Companies and Other Nominees

 99.4        Form of Letter to Clients

                                      E-1